Portions of this agreement (indicated by “[***]”) have been omitted as the Registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information is the type that the Registrant treats as private or confidential.

Exhibit 10.9
LICENSE AGREEMENT By and Between RemeGen Co, Ltd. and Vor Biopharma Inc. Dated as of June 25, 2025

table of Contents
Page

Article 1 DEFINITIONS	1
1.1 Definitions	1
Article 2 GRANT OF RIGHTS	17
2.1 License Grants to the Company	17
2.2 License Grants to the Licensor	17
2.3 Sublicenses	18
2.4 IP Acquired by Licensor after Effective Date	18
2.5 IP Acquired by Company after Effective Date	19
2.6 Retention of Rights	19
2.7 Transfer of Licensed Know-How.	19
2.8 Registration of Patent License	20
Article 3 DEVELOPMENT, REGULATORY, MEDICAL AFFAIRS AND MANUFACTURING ACTIVITIES	20
3.1 Development.	20
3.2 Regulatory Matters.	23
3.3 Data Exchange	26
3.4 Development and Regulatory Costs	26
3.5 Medical Affairs	26
3.6 Manufacturing	27
Article 4 COMMERCIALIZATION	28
4.1 In General	28
4.2 Commercialization Diligence	28
4.3 Booking of Sales; Distribution	28
4.4 No Unauthorized Sales	28
4.5 Trademarks	28
Article 5 GOVERNANCE	29
5.1 Alliance Managers	29
5.2 Joint Steering Committee.	29
5.3 Subcommittees.	30

- i -

5.4 Decision Making	31
5.5 Cooperation	32
Article 6 FINANCIAL TERMS	32
6.1 Equity Issuance	32
6.2 Upfront Fee	32
6.3 Milestones.	32
6.4 Royalties.	34
6.5 Royalty Reduction.	35
6.6 Royalty Payments and Reports	35
6.7 Triggering Transaction Consideration	36
6.8 Mode of Payment	36
6.9 Disputes regarding Milestone Events and Payments	36
6.10 Taxes.	36
6.11 Interest on Late Payments	37
6.12 Financial Records	37
6.13 Audit.	37
Article 7 INTELLECTUAL PROPERTY	38
7.1 Ownership of Intellectual Property.	38
7.2 Prosecution.	39
7.3 Enforcement.	40
7.4 Patent Listing	41
7.5 Infringement of Third Party IP.	41
Article 8 CONFIDENTIALITY; PRESS RELEASE	42
8.1 Confidentiality Obligations	42
8.2 Exceptions	42
8.3 Permitted Disclosures	43
8.4 Use of Name	44
8.5 Public Announcements	44
8.6 Return of Confidential Information	44
8.7 Publications	45
Article 9 REPRESENTATIONS AND WARRANTIES	45
9.1 Mutual Representations and Warranties	45

- ii -

9.2 Additional Representations and Warranties of Licensor	46
9.3 Compliance with Law	47
9.4 Mutual Covenants	48
9.5 DISCLAIMER OF WARRANTIES	48
9.6 Anti-Bribery and Anti-Corruption Compliance	48
Article 10 INDEMNITY	49
10.1 Indemnification of the Company	49
10.2 Indemnification of Licensor	50
10.3 Indemnification Procedures.	50
10.4 Special, Indirect and Other Losses	52
10.5 Insurance	52
Article 11 TERM AND TERMINATION	52
11.1 Term and Expiration	52
11.2 Termination.	52
11.3 Rights in Bankruptcy	54
11.4 Consequences of Termination	54
11.5 Remedies	55
11.6 Accrued Rights; Surviving Obligations	55
Article 12 MISCELLANEOUS	56
12.1 Force Majeure	56
12.2 Export Control	56
12.3 Assignment	56
12.4 Performance by Affiliates	57
12.5 Severability	57
12.6 Governing Law	58
12.7 Dispute Resolution.	58
12.8 Notices	59
12.9 Entire Agreement; Amendments	60
12.10 English Language	60
12.11 Equitable Relief	60
12.12 Waiver and Non-Exclusion of Remedies	60
12.13 Further Assurance	61

- iii -

12.14 No Benefit to Third Parties	61
12.15 Relationship of the Parties	61
12.16 References	61
12.17 Construction	61
12.18 Counterparts	62

SCHEDULES AND EXHIBITS

Schedule 8.5 Press Release

Schedule 9.2 Disclosure Schedule

Schedule 9.2(c) Existing Patents

Exhibit A [***]

- iv -

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of June 25, 2025 (the “Effective Date”) by and between RemeGen Co., Ltd., a joint stock limited company organized under the laws of the People’s Republic of China whose principal place of business is at 58 Middle Beijing Road, Yantai Pilot Free Trade Zone, Yantai, Shandong Province, China 264006 (the “Licensor”) and Vor Biopharma Inc., a Delaware corporation whose principal place of business is at 100 Cambridgepark Drive, Suite 101, Cambridge, Massachusetts 02140 (the “Company”). The Company and Licensor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensor, a biopharmaceutical company, owns or controls certain intellectual property rights with respect to a first-in-class recombinant B lymphocyte stimulator (BLyS) and a proliferation-inducing ligand (APRIL) dual-target novel fusion protein product known as telitacicept; and

WHEREAS, the Company wishes to obtain from Licensor, and Licensor is willing to grant to the Company, certain rights to develop and commercialize the Licensed Compound (as defined herein) and the Licensed Products (as defined herein) in the Field in the Licensed Territory.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1
DEFINITIONS

1.1 Definitions. Unless otherwise specifically provided herein, the following initially capitalized terms, whether used in the singular or plural, shall have the following meanings:

“Accounting Standards” means (a) International Financial Reporting Standards (IFRS) or (b) U.S. generally accepted accounting principles (GAAP), in each case ((a) or (b)), consistently applied throughout an entity’s organization.

“Acquisition” means, with respect to a Party, a merger, consolidation, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with such Party.

“Additional Assistance” has the meaning set forth in Section 2.7(c).

“Additional Cure Period” has the meaning set forth in Section 11.2(a)(iii).

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party but only so long as such control exists. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“Agreement” has the meaning set forth in the preamble hereto.

“Alliance Manager” has the meaning set forth in Section 5.1.

“Ancillary Agreement” means any Pharmacovigilance Agreement, Clinical Supply Agreement, Commercial Supply Agreement, Clinical Trial Collaboration Agreement, Master Services Agreement, Data Processing Agreement and any other agreement entered into by the Parties with respect to the activities contemplated by this Agreement.

“Anti-Corruption Laws” means the PRC Criminal Law and the PRC Anti-unfair Competition Law, the U.S. Foreign Corrupt Practices Act, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

“Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, which shall be deemed to include the applicable regulations and guidance of the NMPA or the FDA that constitute good laboratory practices, good manufacturing practices and good clinical practices (and, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any applicable Regulatory Authority).

“Applicable Territory” means (a) with respect to Company, the Licensed Territory, and (b) with respect to Licensor, the Retained Territory.

“APRIL” means (a) A proliferation-inducing ligand (alternatively known as tumor necrosis factor ligand superfamily member 13) (OMIM ID: No. 604472); and (b) any naturally occurring variants thereof, in each case including any isoforms, polymorphisms, alternative splice variants, truncated forms, soluble forms and secreted forms and in each case to the extent such variant, isoform, polymorphism, alternative splice variant, truncated form, soluble form and secreted form are encoded by an allele of the same TNFSF13 gene.

“Arbitration Rules” has the meaning set forth in Section 12.7(a).

“Asian Market” means any country or jurisdiction in the Asia-Pacific region but outside of the Retained Territory.

“Assign” has the meaning set forth in Section 12.3.

“Biosimilar Product” means, with respect to a particular Licensed Product in a particular country, a biological product (a) sold in such country by a Third Party that is not a Sublicensee, subcontractor or Distributor of Company, and did not purchase or acquire such product in a chain of distribution that included any of Company or its Affiliates or Sublicensees, (b) the licensing, approval or marketing authorization for which relies in whole or in part on a prior Marketing Approval granted to such Licensed Product, and (c) that (i) is “biosimilar” to such Licensed Product, as the term “biosimilar” is defined in 42 U.S.C. § 262(i)(2) or successor law, or other analogous Applicable Law outside of the United States, (ii) is determined by the applicable Regulatory Authority to be interchangeable with such Licensed Product, as set forth at 42 U.S.C. § 262(k)(4) or successor law, or other analogous Applicable Law outside of the United States; or (iii) would have been Covered by a claim of an issued Patent included in the Licensed Patents, but for the expiration of such Patent.

“BLA” means Biologics License Application as described in 21 C.F.R. § 601.2, or equivalent FDA application.

“BLyS” means (a) B Lymphocyte Stimulator (alternatively known as B-cell activating factor or tumor necrosis factor ligand superfamily member 13B) (OMIM ID: No. 603969); and (b) any naturally occurring variants thereof, in each case including any isoforms, polymorphisms, alternative splice variants, truncated forms, soluble forms and secreted forms and in each case to the extent such variant, isoform, polymorphism, alternative splice variant, truncated form, soluble form and secreted form are encoded by an allele of the same TNFSF13B gene.

“Breaching Party” has the meaning set forth in Section 11.2(a).

“Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in San Francisco, California or the PRC are permitted or required to be closed.

“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31; provided, that, the first Calendar Quarter of the Term shall commence on the Effective Date and end on the last day of the calendar quarter in which the Effective Date falls and that the last Calendar Quarter of the Term shall end on the last day of the Term.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

“cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent Applicable Laws in any relevant country or region, each as may be amended and applicable from time to time.

“Change of Control” means, with respect to Company: (a) any sale, exchange, transfer, or issuance to or acquisition by a Third Party (or Third Parties) of shares representing more than 50% of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of Company, whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, beneficially or of record or in one transaction or a series of related transactions; or (b) a merger or consolidation under Applicable

Law with a Third Party in which the shareholders of Company immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation at least 50% of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation; provided that for any transaction or series of related transactions, (x) neither Licensor nor any of its Affiliates is an equity holder of the Company at the time that is immediately prior to such transaction(s), or (y) as a result of and in connection with such transaction(s) Licensor or any of its Affiliates receives compensation in its capacity as an equity holder of Company.

“Clinical Supply Agreement” has the meaning set forth in Section 3.6(a).

“Clinical Quality Agreement” has the meaning set forth in Section 3.6(a).

“Clinical Trial” means any clinical trial of a product in human subjects as defined in 21 C.F.R. §312.21, as amended from time to time, or as prescribed by the Regulatory Authorities in any jurisdiction outside the U.S.

“Clinical Collaboration Agreement” has the meaning set forth in Section 3.1(f)(i).

“CMO” means any Third Party contract manufacturing organization.

“Code” has the meaning set forth in Section 11.3.

“Collaboration IP” means any invention, data, Know-How, process, method, composition of matter, article of manufacture, discovery or finding, whether or not patentable, that is conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of a Party or jointly by or on behalf of the Parties in the course of the research, Development, Manufacture, and Commercialization of the Licensed Compound and Licensed Products in the Field during the Term under this Agreement, whether directly or through one or more of its Affiliates, agents or independent contractors, including all rights, title and interest in and to the Intellectual Property therein, but excluding any invention, data, Know-How, process, method, composition of matter, article of manufacture, discovery or finding, whether or not patentable, that is directed to any Other Product.

“Collaboration Know-How” means any Know-How within the Collaboration IP.

“Collaboration Patent” means any Patent within the Collaboration IP.

“Combination Product” means a Licensed Product sold in the form of a combination product containing both the Licensed Compound and one (1) or more other therapeutically active compounds or ingredients as a unit at a single price.

“Commercial Supply Agreement” has the meaning set forth in Section 3.6(c).

“Commercial Quality Agreement” has the meaning set forth in Section 3.6(c).

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to pre-launch, launch, marketing, advertising, promoting, distributing, using, importing and otherwise commercializing such Licensed Product (including pre-launch activities to prepare a market for potential sales, modeling and pharmaco-economic studies, epidemiological studies, government affairs, and public policy activities, patient services, patient advocacy engagement, and activities related to pricing and reimbursement), and interacting with Regulatory Authorities regarding any of the foregoing, but excluding, in each case, any activities directed to Manufacturing, or Development and excluding Medical Affairs Activities. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization.

“Commercially Reasonable Efforts” means (a) where applied to carrying out specific tasks and obligations of a Party under this Agreement, expending (on its own and/or acting through any of its Affiliates, sublicensees or subcontractors) reasonable, diligent, good faith efforts and resources to accomplish such task or obligation as a similarly situated company would normally use to accomplish a similar task or obligation under similar circumstances; and (b) where applied to the Development and/or Commercialization of the Product under this Agreement, the use of reasonable, diligent, good faith efforts and resources, in an active and ongoing program, as normally used by a biopharmaceutical company for a product, which product is at a similar stage of development or life cycle and is of similar market potential, taking into account relevant factors including measures of patent coverage, relative safety and efficacy, approved labeling, product profile, the competitiveness of the marketplace, approved pricing, expected and actual profitability (but without taking into consideration any amounts paid or payable under this Agreement), the proprietary position of such product, the regulatory structure involved, and other relevant factors. “Commercially Reasonable Efforts” shall require that such Party (on its own and/or acting through any of its Affiliates, sublicensees or subcontractors), at a minimum: [***].

“Company” has the meaning set forth in the preamble.

“Company Controlled Patents” has the meaning set forth in Section 7.2(a).

“Company Future Acquired IP” has the meaning set forth in Section 2.5.

“Company Indemnitees” has the meaning set forth in Section 10.1.

“Company IP” means, subject to Section 2.5, all rights in Intellectual Property that are (i) Controlled by the Company or its Affiliates during the Term (other than through the licenses granted by Licensor under Section 2.1 of this Agreement); and (ii) necessary or reasonably useful for the Exploitation of the Licensed Compound or Licensed Products in the Retained Territory or the Manufacture of the Licensed Compound or Licensed Products.

“Compromise” has the meaning set forth in Section 10.3(d).

“Confidential Information” means any technical, business or other non-public or proprietary information provided by or on behalf of one Party to the other Party or its Affiliates in connection with this Agreement, whether prior to, on or after the Effective Date, including the terms of this Agreement, information relating to the Licensed Compound or any Licensed Product (including the Dossiers and royalty reports), any Development or Commercialization of the

Licensed Compound or any Licensed Product, any Know-How with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates or, in the case of the Company, its or their Sublicensees, or the scientific, regulatory or business affairs or other activities of either Party.

“Control” or “Controlled” means, with respect to any Intellectual Property right or Regulatory Materials, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants under this Agreement), to grant a license, sublicense or other right to or under (or to access or use) such Intellectual Property right or Regulatory Material as provided for herein (including the Right of Reference to the Dossier) without violating the terms of any agreement with any Third Party. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Intellectual Property right or Regulatory Materials that is owned or in-licensed by a Third Party that becomes an Affiliate of such Party (the “Acquired Party”) after the Effective Date as a result of the Acquisition of the Acquired Party by such Third Party or an Affiliate of such Third Party unless (a) prior to the consummation of such Acquisition, the Acquired Party or any of its then-existing Affiliates also Controlled such Intellectual Property right or Regulatory Material, or (b) the Intellectual Property right or Regulatory Material owned or in-licensed by the applicable Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Acquisition, but after the consummation of such Acquisition, the Acquired Party or any of its Affiliates uses any such Intellectual Property right or Regulatory Material in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((a) and (b)), such Intellectual Property right or Regulatory Material (including the Right of Reference to the Dossier) will be “Controlled” by such Party for purposes of this Agreement.

“Cover”, “Covers”, or “Covered” means, with respect to a Licensed Product or other subject matter at issue and a relevant Patent, that Exploitation or Manufacture of such Licensed Product or other subject matter by such Person would, absent a license thereto, infringe such Patent (or, in the case of a claim of a patent application that has not yet issued, would infringe such claim if it were to issue without change).

“Data Processing Agreement” has the meaning set forth in Section 3.3.

“Data Protection Laws” means any Applicable Law that relates to the protection of individuals with regards to the Processing of Personal Data to which a Party is subject.

“Development” means all activities related to research, development, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, profiling, characterization, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, CMC activities, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Marketing Approval applications and other regulatory submissions, data or information to Regulatory Authorities and all interactions with Regulatory Authorities in connection therewith, regulatory affairs, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining, supporting, expanding, or maintaining a Marketing Approval for a Licensed Product together with all activities related to pharmacokinetic profiling, design, and conduct of clinical trials of such product, pharmacovigilance activities, adverse event reporting, statistical analysis, report writing, investigator initiated research, including in each case the services of outside advisors and consultants in connection therewith. When used as a verb, “Develop” means to engage in Development.

[***]

“Development Plan” has the meaning set forth in Section 3.1(c)(ii).

“Disclosing Party” has the meaning set forth in Section 8.1.

“Dispute” has the meaning set forth in Section 12.7(a).

“Distributor” means any Person(s) appointed by the Company or any of its Affiliates to distribute, market and sell Licensed Product(s), with or without packaging rights, in one or more countries in the Licensed Territory, in circumstances where the Person purchases [***] Licensed Product(s) from the Company or its Affiliates but does not otherwise make any royalty or other payment to the Company or its Affiliates with respect to such Licensed Product(s).

“Dollars” or “$” means United States Dollars.

“Dossier” means all (a) investigator brochures and study protocols; (b) all applications (including all INDs and Marketing Approval applications), registrations, licenses, authorizations and approvals (including Marketing Approvals) anywhere in the world (excluding the information provided in the foregoing (a)); (c) correspondence and reports submitted to or received from Regulatory Authorities anywhere in the world, including meeting minutes and official contact reports relating to any communications with any Regulatory Authority (e.g., FDA Type A meetings, Type B meetings, end-of-phase meetings, and Type C meetings, together with the meeting requests, meeting packages, preliminary responses, and final meeting minutes therefor) and all supporting documents with respect thereto, including all adverse event files and complaint files; (d) clinical and other data contained or relied upon in any of the foregoing; and (e) data and study reports (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), Know-How and other results generated by or resulting from or in connection with the conduct of Development activities by a Party or its Affiliates, the licensees, or Sublicensees with respect to Licensed Compound or Licensed Products throughout the world, including, to the extent requested by a Party (and subject to the non-requesting Party’s agreement to provide the requested information), relevant laboratory notebook information, screening data, regulatory data and synthesis schemes, in each case ((a)‑(e)) relating to the Licensed Compound or any Licensed Product.

“Effective Date” has the meaning set forth in the preamble hereto.

“EMA” means the European Medicines Agency and any successor agency thereto.

“Embargoed Countries” has the meaning set forth in Section 12.2.

“European Market” means (a) the economic, scientific, and political organization of member states of the European Union at any particular time; and (b) the United Kingdom, Switzerland, Iceland, Liechtenstein and Norway, and any country (or jurisdiction) that was officially recognized as a member state of the EU even if such European state has left the EU or ceases to be a member of the EU during the term of this Agreement. For clarity, as of the Effective Date, the European Market consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, The Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland and the United Kingdom of Great Britain and Northern Ireland, and that certain portion of Cyprus included in the EU as of the Effective Date.

“Exchange Rate” means, with respect to the conversion of any amount expressed in a foreign currency into Dollars equivalent for the purposes of Section 6.6 and Section 6.8, an exchange rate equal to [***].

“Executive Officers” has the meaning set forth in Section 5.4(a).

“Existing Patents” has the meaning set forth in Section 9.2(c).

“Existing Regulatory Material” has the meaning set forth in Section 9.2(h).

“Expert” has the meaning set forth in Exhibit A.

“Expert Determination Matter” has the meaning set forth in Exhibit A.

“Expert Resolution Notice” has the meaning set forth in Exhibit A.

“Exploit” or “Exploiting” means to research, Develop, Commercialize, conduct Medical Affairs Activities for, register, seek Regulatory Approval for, hold or keep (whether for disposal or otherwise), use, have used, import, export, transport, distribute, promote, market, sell, offer for sale, have sold or otherwise dispose of, or otherwise exploit. For clarity, “Exploit” excludes the right to Manufacture or have Manufactured. “Exploitation” means the act of Exploiting a compound, product or process.

“Export Control Laws” means all export control laws and regulations of PRC, the United States and all applicable jurisdictions in which either Party conducts business, which govern exports of controlled commodities, software or technology, embargoes, sanctions and boycotts, including, but not limited to, the Export Administration Regulations, the International Traffic in Arms Regulations, regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Field” means any and all uses.

“First Commercial Sale” means, with respect to a Licensed Product, the first sale for monetary value to a Third Party for use or consumption by the end user of such Licensed Product in the Licensed Territory after Marketing Approval for such Licensed Product has been obtained in any country or jurisdiction in the Licensed Territory. Sales prior to receipt of Marketing

Approval for such Licensed Product or as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” (including as part of a named patient program or single patient program), in each case, shall not be construed as a First Commercial Sale. First Commercial Sale also excludes transfers of Licensed Product to Third Parties at or below cost as bona fide samples, as donations, for the performance of clinical trials, or for similar purposes in accordance with Applicable Law pertaining to any expanded access program or indigent program.

“Force Majeure” has the meaning set forth in Section 12.1.

“FTE” means a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by Licensor or its Affiliates and assigned to perform specified work hereunder, where “full-time” is considered [***] hours.

“FTE Costs” means the product of (a) the number of FTEs (proportionately, on a per-FTE basis) used by a Party or its Affiliates in performing the applicable activities, and (b) the FTE Rate.

“FTE Rate” means [***].

“Global Clinical Trial” has the meaning set forth in Section 3.1(f)(ii).

“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

[***]

“IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies, and with regard to human clinical studies conducted in other countries, its equivalent in such country or jurisdiction, and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indemnification Claim Notice” has the meaning set forth in Section 10.3(a).

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indication” means an illness, sickness, interruption, cessation or disorder of a particular bodily function, system, tissue type or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency or route of any treatment, treatment of regimen, dosage strength or patient class, for which a separate and distinct Marketing Approval application is being sought and which will be referenced on any Licensed Product labelling in any country. For clarity, [***].

“Indirect Taxes” has the meaning set forth in Section 6.10(a).

“Infringement” has the meaning set forth in Section 7.3(a).

“Intellectual Property” means any and all (a) Patent rights, (b) proprietary rights in Know-How, including trade secret rights, (c) proprietary rights associated with works of authorship and software, including copyrights, moral rights, and copyrightable works, and all applications, registrations, and renewals relating thereto, and derivative works thereof, and (d) all other forms of proprietary or intellectual property rights however denominated throughout the world, but excluding Trademarks.

“Interim Period” has the meaning set forth in Section 3.1(f)(i).

“Joint Development Committee” or “JDC” has the meaning set forth in Section 3.1(f)(iv).

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.2(a).

“Know-How” means all confidential, technical, scientific or other know-how and information, trade secrets, knowledge, technology, discoveries, inventions, invention disclosures, diagnostic tools or biomarkers thereto, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, reports, inventory, results and other materials, including: (a) biological, chemical, biochemical, pharmacological, toxicological, pharmaceutical, physical, analytical, technical, non-technical, pre-clinical, clinical, assay control, safety, regulatory, and manufacturing and quality control data, materials, and information; (b) cell lines and hybridomas; (c) study designs and protocols, assays and biological methodology and regulatory documentation, regulatory filings; (d) preclinical and clinical data, information relating to the results of tests, assays, methods, and processes, and specifications or other documents containing information and related data, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

“Knowledge” means, with respect to Licensor, the actual knowledge of [***].

“Licensed Compound” means Licensor’s proprietary novel fusion protein product dual-targeting BLyS and APRIL formally known as telitacicept or internally known as RC18.

“Licensed IP” means the Licensed Patents and the Licensed Know-How.

“Licensed Know-How” means, subject to Section 2.4, any Know-How that is Controlled by Licensor or any of its Affiliates as of the Effective Date, or Controlled by Licensor or any of its Affiliates during the Term (including Licensor’s or its Affiliates’ interest in any Collaboration Know-How), that are necessary or reasonably useful for the Exploitation or Manufacture of the Licensed Compound or Licensed Products in the Licensed Territory.

“Licensed Patents” means, subject to Section 2.4, any Patents that are Controlled by Licensor or any of its Affiliates as of the Effective Date, or Controlled by Licensor or any of its Affiliates during the Term (including Licensor’s or its Affiliates’ interest in any Collaboration Patents), that (a) Cover the composition of matter, formulation, or a method of using the Licensed Compound or Licensed Products, or (b) are otherwise necessary or reasonably useful for the Exploitation or Manufacture of the Licensed Compound or Licensed Products in the Licensed

Territory. For clarity, “Licensed Patents” include the Existing Patents listed on Schedule 9.2(c) as of the Effective Date.

“Licensed Product(s)” means any product(s) containing or comprising the Licensed Compound as an active ingredient, either alone or in combination with one (1) or more other molecules, agents or ingredients, in any and all (current and future) forms, formulations, dosages and delivery modes.

“Licensed Territory” means worldwide, other than the Retained Territory.

“Licensed Territory Development Plan” has the meaning set forth in Section 3.1(c)(i).

“Licensor” has the meaning set forth in the preamble.

“Licensor Controlled Patents” has the meaning set forth in Section 7.2(c).

“Licensor Future Acquired IP” has the meaning set forth in Section 2.4.

“Licensor Indemnitees” has the meaning set forth in Section 10.2.

“Losses” has the meaning set forth in Section 10.1.

“Major European Market” means any of the United Kingdom, France, Germany, Italy, or Spain.

“Major Market” means [***].

“Manufacture” and “Manufacturing” and “Manufactured” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, supply, and holding of any Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, release quality assurance and quality control, but excluding any activities directed to Commercialization or Development.

“Master Services Agreement” has the meaning set forth in Section 2.7(c).

“Marketing Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially market or sell a Licensed Product, including pricing or reimbursement approval where required in order to sell such pharmaceutical or biologic product. Marketing Approval includes approval of a BLA and any emergency use authorization granted by the FDA under Section 564 of the Federal Food, Drug, and Cosmetic Act. Marketing Approval granted by EMA will be deemed to include pricing or reimbursement approval by a local Regulatory Authority where required in order to sell such pharmaceutical or biologic product.

“Material Breach” has the meaning set forth in Section 11.2(a).

“Material Breach Dispute” has the meaning set forth in Section 11.2(a).

“Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, any Licensed Product, including by way of example: (a) activities of medical scientific liaisons, (b) grants to support continuing medical education, symposia, or Third Party research related to any Licensed Product, and (c) conducting medical advisory board meetings or other consultant programs or meetings with key opinion leaders.

“MG Indication” means myasthenia gravis (as such disorder is defined in the G70 block of the ICD-10).

“Net Proceeds” means [***].

“Net Sales” means, [***]. In the event that a given Licensed Product is sold in any region in the form of a Combination Product, then the Net Sales for such Combination Product in such region shall be calculated as follows: [***]. If the Parties are unable to agree upon such determination of Net Sales, then the Parties shall resolve the issue pursuant to [***] pursuant to Exhibit A.

“NMPA” means the National Medical Products Administration or any successor agency thereto.

“Non-Breaching Party” has the meaning set forth in Section 11.2(a).

“Notice Period” has the meaning set forth in Section 11.2(a).

“Officials” has the meaning set forth in Section 9.6(b).

“Ongoing Global Clinical Trial” has the meaning set forth in Section 3.1(f)(i).

“Other Product” means, with respect to a Combination Product, such therapeutically active pharmaceutical compounds or ingredients referenced in the definition of Combination Product, other than the Licensed Compound.

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent Challenge” has the meaning set forth in Section 11.2(b).

“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications, non-provisional patent applications, and patent cooperation treaty (PCT) applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority (in whole or in part) from either of these, including substitutions, renewals, divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including method, process, utility, model, and design patents and certificates of invention, including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including inventor’s certificates, letters patent, so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Payment” has the meaning set forth in Section 9.6(b).

“Payment Dispute” has the meaning set forth in Section 6.9.

“Permitted Assignment” has the meaning set forth in Section 12.3.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Personal Data” means any information that constitutes “personal information” or “personal data” under one or more Data Protection Laws or is otherwise governed, regulated, or protected by one or more Data Protection Laws.

“Pharmacovigilance Agreement” has the meaning set forth in Section 3.2(g)(ii).

“PRC” means the People’s Republic of China excluding, solely for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Processing” has the meaning given to such term in the Data Protection Laws, and “Process” and “Processed” shall be construed accordingly.

“Prohibited Party Lists” has the meaning set forth in Section 12.2.

[***]

“Prosecution” means, with respect to a Patent, the filing, preparation, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings), and maintenance thereof, including obtaining patent term extensions, regulatory exclusivity, supplemental protection certificates, or their equivalents with respect thereto. When used as a verb, “Prosecute” and “Prosecuting” mean to engage in Prosecution. “Prosecution,” “Prosecute,” and “Prosecuting” exclude any enforcement action with respect to a Patent.

“Purple Book” means the electronic or hard copy version of the FDA’s publication, Lists of Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or

Interchangeability Evaluations, and any successor publication thereto or equivalent publication thereof.

“Quality Agreement” has the meaning set forth in Section 3.6(c).

“Receiving Party” has the meaning set forth in Section 8.1.

“Region” means each of (a) North America, (b) the European Market, (c) Japan, and (d) the rest of the world.

“Regulatory Approvals” means all approvals, licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Regulatory Authority (and in each case any supplements and amendments thereto), necessary for the Development or Commercialization of the Licensed Compound or a Licensed Product in a given regulatory jurisdiction or country, including Manufacture, distribution, use or sale of such Licensed Compound or Licensed Product in such regulatory jurisdiction or country, including any IND and Marketing Approval.

“Regulatory Authority” means any applicable Governmental Authority regulating or otherwise exercising authority with respect to any pharmaceutical or biologic product throughout the world, including the FDA and EMA.

“Regulatory Exclusivity” means any market protection, other than Patent protection, granted by a Regulatory Authority in a country or jurisdiction which is designed to provide a Person with the exclusive right to market and sell, and to prevent any unauthorized Third Party from marketing or selling, a given Licensed Product in such country or jurisdiction.

“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary or reasonably desirable in order to Manufacture or Exploit the Licensed Compound or a Licensed Product in a particular country, territory or regulatory jurisdiction. Regulatory Materials include clinical trial applications and Marketing Approval applications.

“Regulatory Milestone Payment” has the meaning set forth in Section 6.3(a).

“RemeGen SPA” means that certain Securities Purchase Agreement, by and between Licensor (or one of its Affiliates) and Company, dated on or around the date hereof.

“Retained Right” has the meaning set forth in Section 2.6.

“Retained Territory” means the PRC, the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Retained Territory Development Plan” has the meaning set forth in 3.1(c)(ii).

“Retained Territory IP” means any and all Patents and Know-How that are Controlled by Licensor as of the Effective Date or during the Term that are necessary or reasonably useful for the clinical development of the Licensed Compound or Licensed Products in the Field in the Retained Territory.

“Reversion IP” means, with respect to the Licensed Compound and Terminated Territory, (a) any Know-How that is Controlled by the Company or any of its Affiliates as of the effective date of the applicable termination that is necessary or actually used by the Company or any of its Affiliates or Sublicensees to Exploit or Manufacture the Licensed Compound or any Licensed Product in such Terminated Territory and (b) any Patents in such Terminated Territory that are Controlled by the Company or any of its Affiliates as of the effective date of the applicable termination that Cover the Licensed Compound or any Licensed Product.

“Right of Reference” has the meaning set forth in Section 3.2(c).

“Royalty Term” means, with respect to a Licensed Product and a country in the Licensed Territory, the period commencing on the date of the First Commercial Sale of such Licensed Product in such country and continuing until the latest of (a) the expiration date of the last-to-expire Valid Claim of a Licensed Patent or Collaboration Patent owned (solely or jointly) by Licensor that Covers such Licensed Product in such country; (b) the expiration date of the last-to-expire Regulatory Exclusivity for such Licensed Product in such country; or (c) the date which is twelve (12) years after the First Commercial Sale of such Licensed Product in such country.

“Sales Milestone Payment” has the meaning set forth in Section 6.3(b).

“Sublicensee” means a Person, other than an Affiliate, Distributor or subcontractors performing Development, Manufacturing or Commercialization activities solely for the benefit of a Party or any of its Affiliates or Sublicensees, in each case on a fee-for-service basis, that is granted a sublicense (a) by the Company or its Affiliates under the grants in Section 2.1 or Section 3.2(c) or (b) by Licensor or its Affiliates under the grants in Section 2.2 or Section 3.2(c), in each case as provided in Section 2.3.

“Technology Transfer Plan” has the meaning set forth in Section 2.7(a).

“Term” has the meaning set forth in Section 11.1.

“Terminated Territory” means (a) if this Agreement is terminated in its entirety, the Licensed Territory as a whole; or (b) if this Agreement is terminated with respect to one (1) or more Region(s) in the Licensed Territory (but not in its entirety), the Region(s), as applicable, with respect to which this Agreement has been terminated, as applicable.

“Termination Notice” has the meaning set forth in Section 11.2(a).

“Third Party” means any Person other than Licensor, the Company and their respective Affiliates.

“Third Party Claims” has the meaning set forth in Section 10.1.

“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

“Tribunal” has the meaning set forth in Section 12.7(a).

“Triggering Transaction” has the meaning set forth in Section 6.7(a).

“Triggering Transaction Agreement” has the meaning set forth in Section 6.7(a).

“Triggering Transaction Consideration” has the meaning set forth in Section 6.7(a).

[***]

“United States” or “U.S.” means the United States of America and its territories.

“Upfront Fee” has the meaning set forth in Section 6.2.

“Valid Claim” means (a) a claim of any issued and unexpired Licensed Patent (including a supplemental patent certificate or patent extension) whose validity, enforceability or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or not appealed within the time allowed for appeal or (b) a claim of a pending Licensed Patent application that was filed and has been pending and is being prosecuted in good faith and has not been pending [***], or abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

Article 2
GRANT OF RIGHTS

2.1 License Grants to the Company. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and any Affiliates which Control any Licensed IP, hereby grants to the Company:

(a) an exclusive (including with respect to Licensor and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.3, under the Licensed IP to Exploit the Licensed Compound and Licensed Products in the Field in the Licensed Territory;

(b) a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.3, under the Licensed IP to Manufacture and have Manufactured the Licensed Compound and Licensed Products in the Field anywhere in the world solely for the Exploitation of the Licensed Compound and Licensed Products in the Field in the Licensed Territory; and

(c) a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.3, under Retained Territory IP to conduct a Global Clinical Trial for the Licensed Compound and Licensed Products in the Field in the Retained Territory pursuant to Section 3.1(f) under the Master Services Agreement or Clinical Collaboration Agreement (and solely to the extent the Licensor is not conducting such Global Clinical Trial in the Retained Territory pursuant to Section 3.1(f)).

Notwithstanding the foregoing, the licenses to the Company under this Section 2.1 for any Combination Product do not include rights to any Other Product, in each case other than the Licensed Compound.

2.2 License Grants to the Licensor. As partial consideration for the rights granted to the Company hereunder, subject to the terms and conditions of this Agreement, the Company, on behalf of itself and any Affiliates which Control any Company IP, hereby grants to Licensor and its Affiliates:

(a) an exclusive (including with respect to Company and its Affiliates), perpetual and irrevocable license, with the right to grant sublicenses in accordance with Section 2.3, under the Company IP to Exploit the Licensed Compound and Licensed Products in the Field in the Retained Territory; and

(b) a non-exclusive, fully paid up (subject to Section 2.4), perpetual and irrevocable license, with the right to grant sublicenses in accordance with Section 2.3, under the Company IP to Manufacture and have Manufactured the Licensed Compound and Licensed Products in the Field anywhere in the world solely for the Exploitation of the Licensed Compound and Licensed Products in the Field in the Retained Territory, or to perform its obligations under this Agreement, the Clinical Supply Agreement or the Commercial Supply Agreement.

Notwithstanding the foregoing, the licenses to Licensor under this Section 2.2 for any Combination Product do not include rights to any Other Product, in each case other than the Licensed Compound.

2.3 Sublicenses. Each Party shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of Sublicensees and to subcontractors, under the licenses granted in Section 2.1 or Section 2.2, as applicable, or Section 3.2(c), to other Persons; provided that:

(a) any such sublicense shall be consistent with and subject to the terms and conditions of this Agreement (including for clarity, if Company is granting the sublicense, that (i) if sales by such Persons are included in Net Sales hereunder, such Persons shall permit audit rights to Company with respect to its reporting of Net Sales that are consistent with those given by the Company hereunder with respect to its sales included in Net Sales and (ii) Company shall obtain sufficient rights from such Person under any Company IP that is Controlled by such Persons to enable the Company to grant a license thereunder to Licensor and its Affiliates pursuant to Section 2.2;

(b) such Persons shall comply with all the obligations of such Party under this Agreement applicable to such Sublicensee as if, for the purposes of this Section 2.3(b), they were direct parties to the applicable provisions of this Agreement;

(c) such Party’s grant of any sublicense will not relieve such Party from any of its obligations under this Agreement (including, for clarity, obligations under Section 3.1(i) and Section 4.2); and such Party shall remain responsible for its and such Persons’ full compliance with this Agreement as if, for the purposes of this Section 2.3(c), any action or omission of such Persons were an action or omission of such Party under this Agreement;

(d) such Party shall ensure that such Sublicensee shall have the expertise and resources (at least commensurate with those of such Party) to perform its applicable obligations under this Agreement; and

(e) such Party shall promptly provide to the other Party in writing the names of any Sublicensees and a copy of the sublicense with any Sublicensee promptly (but in any case within [***] days) after the grant of such sublicense; provided that such Party shall have the right to redact from such copy any confidential or commercially sensitive terms to the extent not pertinent to either Party’s rights or obligations under this Agreement or verification of compliance with the requirements of this Agreement.

2.4 IP Acquired by Licensor after Effective Date. Notwithstanding any provision in this Agreement to the contrary, to the extent that Licensor or any of its Affiliates acquires (including by way of an Acquisition), directly or indirectly, ownership of or the rights to practice any Intellectual Property (including Know-How and Patents, and any Intellectual Property rights in any Dossier) from a Third Party after the Effective Date which may otherwise be included in the definition of Licensed IP if developed by Licensor itself (“Licensor Future Acquired IP”), it shall promptly notify the Company; and the Licensor Future Acquired IP shall only constitute any of the Licensed IP if and when the Company notifies Licensor in writing that it wishes to obtain a sublicense under such Licensor Future Acquired IP and agrees to comply with the upstream obligations attributable to Company’s, or its Affiliates’ or Sublicensees’, practice of such sublicense in the course of its Exploitation and Manufacture of the Licensed Compound and Licensed Products in the Field in the Licensed Territory (including [***]).

2.5 IP Acquired by Company after Effective Date. Notwithstanding any provision in this Agreement to the contrary, to the extent that Company or any of its Affiliates acquires (including by way of an Acquisition), directly or indirectly, ownership of or the rights to practice any Intellectual Property (including Know-How and Patents, and any Intellectual Property rights in any Dossier) from a Third Party after the Effective Date which may otherwise be included in the definition of Company IP if developed by Company itself (“Company Future Acquired IP”), it shall promptly notify the Licensor, and all such Company Future Acquired IP shall only constitute Company IP if and when the Licensor notifies Company in writing that it wishes to obtain a sublicense under such Company Future Acquired IP and agrees to comply with the upstream obligations attributable to Licensor’s, or its Affiliates’ or licensees’, practice of such sublicense in the course of its Exploitation and Manufacture of the Licensed Compound and Licensed Products in the Field in the Retained Territory (including [***]).

2.6 Retention of Rights. Except as expressly provided herein, neither Party grants any other right or license (including any rights or licenses under the Licensed Patents or the Licensed Know-How or the Company IP, as applicable) (“Retained Right”). For clarity and without limiting the foregoing sentence, Licensor may exploit, including by granting a license to any other Person to exploit, any Retained Right of Licensor in the Retained Territory and/or the Licensed Territory.

2.7 Transfer of Licensed Know-How.

(a) Initial Technology Transfer. Within [***] (or such other timeframe as is agreed by the Parties), Licensor and the Company shall discuss and agree on a written plan (the “Technology Transfer Plan”) specifying information, materials, or copies of the Licensed Know-How existing as of the Effective Date to be transferred or otherwise made available to the Company, but for clarity excluding [***]. Licensor will use [***] efforts to complete the transfer of such Licensed Know-How in accordance with the Technology Transfer Plan, and all documentation shall be provided in its original language unless otherwise specified in the Technology Transfer Plan.

(b) Costs of Initial Technology Transfer and Support. Unless otherwise provided by the Technology Transfer Plan, Licensor will conduct all transfer activities included in the Technology Transfer Plan at no cost to the Company. At the Company’s request, Licensor will provide to the Company technical assistance to enable the Company to use or otherwise Exploit the transferred Licensed Know-How at the Company’s sole cost and expense (including FTE Costs and out-of-pocket costs incurred by Licensor in connection with such technical assistance).

(c) Subsequent Know-How Transfer. If Licensor or any of its Affiliates generates new data, inventions or other Know-How as part of the Licensed Know-How following the Effective Date, Licensor shall provide such Licensed Know-How that has not been previously transferred to Company as set forth in Section 3.3. Such documentation shall be provided in its original language. If the Company requests in writing any additional technical assistance in connection with the transfer of such additional Licensed Know-How following the Effective Date (“Additional Assistance”), Licensor shall promptly provide such Additional Assistance to the Company at the Company’s sole cost and expense (including FTE Costs and out-of-pocket costs incurred by Licensor in connection with such Additional Assistance). The details of such Additional Assistance shall be set forth in and governed by a master services agreement (the “Master Services Agreement”) to be entered into by the Parties.

2.8 Registration of Patent License. The Company is, if it would so desire, entitled, at its costs and expense, to register the license to the Licensed Patents with the appropriate patent offices in the Licensed Territory in such (extracted and/or redacted) form as may be reasonably requested by the Company for purposes of recording such licenses with such patent offices in the Licensed Territory as the Company considers appropriate that are consistent with the rights expressly granted to the Company under this Agreement.

Article 3
DEVELOPMENT, REGULATORY, MEDICAL AFFAIRS AND MANUFACTURING ACTIVITIES

3.1 Development.

(a) Overview. Each Party, subject to the terms and conditions of this Agreement, shall have the sole right to Develop the Licensed Compound and Licensed Products in the Field in its Applicable Territory; provided that, with respect to certain Global Clinical Trials, the Parties may wish to collaborate across the Licensed Territory and the Retained Territory.

(b) Responsibility. Each Party shall have the sole right and responsibility, at its sole expense, for all aspects of the Development of the Licensed Compound and Licensed Products (including the conduct of Clinical Trials) in the Field in its Applicable Territory in accordance with the Development Plan.

(c) Development Plan.

(i) Within [***], the Company shall provide an initial development plan (which shall include the proposed material Development activities for the Licensed Compound in the Field in the Licensed Territory to be conducted by the Company under this Agreement) (the “Licensed Territory Development Plan”) and submit such Licensed Territory Development Plan to the JSC for review and discussion in accordance with the provisions of Section 5.2 and Section 5.4. The Licensed Territory Development Plan may be updated from time to time by the Company in accordance with Section 3.1(d). Notwithstanding any provision in this Agreement to the contrary, if the terms of the Licensed Territory Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement (including, for clarity, Section 3.1(i)) shall govern, except that the Licensed Territory Development Plan shall govern with respect to matters relating to the [***] in the Licensed Territory.

(ii) From time to time, at the reasonable request of either Party, the Parties may, in accordance with the provisions of Section 5.2 and Section 5.4, discuss at the JSC Licensor’s proposed material Development activities for the Licensed Compound and Licensed Products in the Field in the Retained Territory (the “Retained Territory Development Plan”, and such plan and the Licensed Territory Development Plan may each be referred to as the “Development Plan”). The Retained Territory Development Plan may be updated from time to time by the Licensor in accordance with Section 3.1(d).

(d) Updates to the Development Plan.

(i) Company will prepare updates to the Licensed Territory Development Plan from time to time (but not less than [***]) in accordance with this Section 3.1(d). With respect to each proposed update of the Licensed Territory Development Plan, the Company shall submit the updated Licensed Territory Development Plan to the JSC for review and discussion. Each updated or amended Licensed Territory Development Plan shall become effective and supersede the previous plan as of the date of the JSC’s approval of the same or at such other time as decided by the JSC. All matters relating to the Licensed Territory Development Plan shall be handled by the JSC in accordance with the provisions of Section 5.2 and Section 5.4.

(ii) From time to time, at the reasonable request of either Party, the Parties may, in accordance with the provisions of Section 5.2 and Section 5.4, discuss material updates or amendments by the Licensor to the then-effective Retained Territory Development Plan. The Parties will consult via the JSC in good faith regarding such material amendment or update.

(e) Subcontracting. The Company shall have the right to subcontract any of its Development activities to a Third Party; provided that no such permitted subcontracting shall relieve the Company of any obligation hereunder.

(f) Global Clinical Trials.

(i) Ongoing Global Clinical Trial. Licensor will transfer the conduct of the RC18G006 global clinical study for MG that is ongoing as of the Effective Date (the “Ongoing Global Clinical Trial”) to the Company [***]. (A) During the period between the Effective Date and the full transfer of the Ongoing Global Clinical Trial to the Company (the “Interim Period”), Licensor shall continue to conduct the Ongoing Global Clinical Trial, and (B) after the Interim Period, the Company shall be responsible for conducting the Ongoing Global Clinical Trial at its sole cost and expense, provided that the Company may request Licensor to conduct the Ongoing Global Clinical Trial in the Retained Territory or provide other technical or operational assistance and support reasonably requested by the Company, and, in each case of (A) and (B), to the extent Licensor conducts any portion of the Ongoing Global Clinical Trial or provides any technical or operational assistance and support, such activities shall be set forth in and governed by the Master Services Agreement or a separate agreement between the Parties for the joint conduct of a Clinical Trial (a “Clinical Collaboration Agreement”), and the Company shall reimburse Licensor for all costs and expenses (including FTE Costs and out-of-pocket costs) incurred by Licensor in connection therewith.

(ii) Future Global Clinical Trials. Other than the Ongoing Global Clinical Trial, subject to the terms of this Section 3.1(f), the Company may conduct additional global Clinical Trials with Clinical Trial sites in both the Licensed Territory and the Retained Territory (each such Clinical Trial, a “Global Clinical Trial”), including any Global Clinical Trial that is necessary for obtaining Marketing Approval for the Licensed Products in the Licensed Territory but not necessary for obtaining Marketing Approval for the Licensed Products in the Retained Territory (the “Company Global Clinical Trial”), and any Global Clinical Trial the Parties have elected to collaborate on in order to enable both Parties to obtain Marketing Approval for the Licensed Products in each Party’s Applicable Territory (the “Collaboration Global Clinical Trial”).

(iii) Clinical Collaboration. If the Parties, through their representatives on the JSC, or the JDC, as applicable, decide to collaborate or provide services to the other Party for the conduct any Global Clinical Trial, the Parties will either provide services in respect to the Global Clinical Trial pursuant to the Master Services Agreement or will enter into a Clinical Collaboration Agreement, provided that, unless expressly provided otherwise in the Master

Services Agreement or any applicable Clinical Collaboration Agreement, (A) the Company shall be responsible for conducting any Company Global Clinical Trial at its sole cost and expense, provided that the Company may request Licensor to conduct such Company Global Clinical Trial in the Retained Territory, in which case the Company shall reimburse Licensor for all costs and expenses (including FTE Costs and out-of-pocket costs) incurred by Licensor in connection therewith, and (B) with respect to any Collaboration Global Clinical Trial, (1) Licensor shall be solely responsible for, itself or through an Affiliate or subcontractor, enrolling the number of patients from the Retained Territory (or the percentage of patients from the Retained Territory relative to global enrollment) agreed by the Parties and conduct such Collaboration Global Clinical Trial on such patients in the Retained Territory, at Licensor’s sole cost and expense; and (2) Company shall be solely responsible for, itself or through an Affiliate or subcontractor, enrolling the number of patients from the Licensed Territory (or the percentage of patients from the Licensed Territory relative to global enrollment) agreed by the Parties and conduct such Collaboration Global Clinical Trial on such patients in the Licensed Territory, at Company’s sole cost and expense. If the terms of the Master Services Agreement or any Clinical Collaboration Agreement contradict, or create inconsistencies or ambiguities with the terms of this Agreement, then the terms of this Agreement shall govern, except that the Master Services Agreement or Clinical Collaboration Agreement, as applicable, shall govern with respect to matters relating to the design and conduct of the preclinical study, Global Clinical Trial or the protocol for such preclinical study or Global Clinical Trial. Any portion of a proposed Global Clinical Trial to be conducted by Company in the Retained Territory outside of the Master Services Agreement or any Clinical Collaboration Agreement will be subject to approval of the JSC and pursuant to Licensor’s final decision making authority consistent with Section 5.4(c)(i)(C).

(iv) Joint Development Committee. If, and for so long as the Parties conduct the Ongoing Global Clinical Trial or any Global Clinical Trial in accordance with the Master Services Agreement or any Clinical Collaboration Agreement, the Parties, through the JSC, shall form a joint Development committee (the “Joint Development Committee” or “JDC”) to oversee and coordinate such Development activities.

(g) Development Records. Each Party shall, and shall cause its Affiliates and its and their licensees or Sublicensees, to maintain complete, current and accurate books and records of all Development activities conducted by it hereunder, and all data and other Know-How resulting from such activities, in accordance with its own internal policies and in accordance with Applicable Law. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and Patent purposes and shall not include or be commingled with records of activities outside the scope of this Agreement. In addition, each Party shall document all non-clinical studies and clinical trials in formal written study reports according to Applicable Law and national and international guidelines (e.g., ICH, GCP, GLP, and cGMP). The records shall be retained by the applicable Party for at least the period as may be required by its own internal policies or for such longer period as may be required by Applicable Law.

(h) Development Reports.

(i) [***] prior to each regularly scheduled JSC and JDC meeting, the Company shall provide the JSC or JDC, as applicable, with regular reports summarizing the

Development activities conducted by the Company under this Agreement, and the results of such activities since the prior (sub)committee meeting. The Parties shall discuss the status, progress and results of the Company’s Development activities under the Licensed Territory Development Plan, as applicable, at such meetings.

(ii) Any time during the Term, upon reasonable request of the other Party, each Party shall provide the other Party with a high level written summary of its material Development activities in process with regard to the Licensed Compound and Licensed Products, including, all material Know-How generated in such Development period by or on behalf of such Party or its Affiliates in connection with the Development of the Licensed Compound and Licensed Products in the Field in the Licensed Territory to the extent not previously provided to the other Party.

(i) Development Diligence. The Company shall use Commercially Reasonable Efforts to Develop the Licensed Compound and shall conduct Development activities set forth in the Licensed Territory Development Plan, as updated from time to time pursuant to Section 3.1(d). Without limiting the foregoing, the Company shall (itself, or with or through its Affiliates or Sublicensees) use Commercially Reasonable Efforts to Develop at least one Licensed Product for the MG Indication and [***] in the Field [***].

3.2 Regulatory Matters.

(a) Regulatory Activities.

(i) As between the Parties, each Party shall (A) have the sole right and responsibility, at its sole cost and expense, to file all Regulatory Approval applications and make all other filings with the Regulatory Authorities, and to otherwise seek all Regulatory Approvals, as well as to conduct all correspondence and communications with Regulatory Authorities regarding such matters, and (B) own and hold, and have the sole right to prepare, obtain and maintain Regulatory Approvals and applications therefor (including the setting of the overall regulatory strategy therefor) and other submissions, including INDs, in such Party’s name (or the name of such Party’s designee) in its Applicable Territory. Each Party shall share with the other Party any label-enabling Regulatory Approval submissions prepared by such Party, and, prior to the receipt of the first Regulatory Approval for a Licensed Product, Licensor shall have the right to review, comment on and be consulted with regarding any Regulatory Materials prepared by the Company. The Company may request from Licensor, and Licensor will provide, reasonable assistance and cooperation, at the Company’s cost, for Regulatory Approval applications and other submissions in the Licensed Territory.

(ii) Regulatory Materials. All Dossiers (including all Marketing Approvals) relating to the Licensed Products with respect to the Licensed Territory that are generated during the Term by or on behalf of the Company or its Affiliate, Sublicensee or designee, as well as all other Regulatory Materials that have been generated and filed by the Company or its Affiliate, Sublicensee or designee during the Term in the Licensed Territory, shall be owned by and shall be the sole property and held in the name of, the Company or its Affiliate, Sublicensee or designee.

(b) Regulatory Updates. Through the JSC or a regulatory subcommittee to be formed by the JSC, the Parties shall keep each other reasonably informed of any material regulatory developments related to the Licensed Products in the Parties’ Applicable Territory.

(c) Right of Reference. Subject to the terms and conditions of this Agreement, each Party hereby grants, and will cause its Affiliates, and will use reasonable efforts to procure from licensees, and Sublicensees to grant, to the other Party, their Affiliates, their licensees, and their Sublicensees (i) a “Right of Reference”, as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to any Dossier submitted to any Regulatory Authority that is Controlled by such Party or any of its Affiliates, licensees or Sublicensees, as applicable, and (ii) a right to reference (at no cost to such Party or any of its Affiliates or its or their Sublicensees), any and all regulatory data and Marketing Approvals for the Licensed Products owned or Controlled by such Party or its Affiliates, licensees or Sublicensees, as applicable, worldwide, in each case ((i) and (ii)), to the extent necessary or reasonably useful and solely for the purpose of, Exploitation and Manufacture of Licensed Products (but excluding Combination Products with respect to any Other Product) in the Field in such Party’s Applicable Territory. Each Party shall, and shall cause its Affiliates, licensees, or Sublicensees to, provide a signed statement to this effect, if requested by the other Party or the other Party’s Affiliate, the Company, or Sublicensee, in accordance with 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation.

(d) Recalls, Suspensions, or Withdrawals. As between the Parties, each Party shall have the right to make the final determination whether to voluntarily implement any recall, market suspension or market withdrawal with respect to any Licensed Product in its Applicable Territory; provided that such Party shall, where possible, promptly notify the other Party of such recalls, market suspension or market withdrawal before implementation of the same. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Licensed Territory, as between the Parties, the Company shall initiate and control such a recall, market suspension or market withdrawal in compliance with Applicable Law. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Retained Territory, as between the Parties, Licensor shall initiate and control such a recall, market suspension or market withdrawal in compliance with Applicable Law. Each Party shall maintain complete and accurate records of any recall of the Licensed Products in its Applicable Territory for such periods as may be required by Applicable Law, but in no event for less than [***]. The costs and expenses of any such recall, field correction, or withdrawal shall be borne by the Party implementing such recall in its Applicable Territory.

(e) Regulatory Non-Compliance. The Parties shall, through the JSC or a regulatory sub-committee, disclose without undue delay any information pertaining to notices received by a Party from Regulatory Authorities in the Licensed Territory or the Retained Territory (as applicable) of noncompliance with Applicable Law in connection with any Licensed Products including, receipt of a warning letter or other notice of alleged non-compliance, or any clinical hold or suspension or termination or clinical trial from any Regulatory Authority relating to any Licensed Product. Each Party will also share without undue delay, through the JSC, any information or results regarding any critical or major internal or Third Party audit findings or other information of any material non-compliance with Applicable Law in connection with the Licensed Products in the Licensed Territory and the Retained Territory.

(f) Regulatory Inspection or Audit. If a Regulatory Authority desires to conduct an inspection or audit of a Party’s facility or its subcontractor’s facility with regard to the Development or Manufacture of any Licensed Product in the Licensed Territory or the Retained Territory, such Party shall cooperate and cause the contract facility to cooperate with such Regulatory Authority during such inspection or audit. Following receipt of the inspection or audit report of such Regulatory Authority (a copy of which the applicable Party will immediately provide to the other Party), the Party that is being inspected or audited shall prepare and submit the response to any such observations.

(g) Safety Data.

(i) Safety Database. The Company shall establish, hold and maintain (at the Company’s cost and expense) the safety database for the Licensed Products in the Licensed Territory, shall be responsible for monitoring of all related clinical experiences, safety monitoring, pharmacovigilance surveillance and compliance and filing of all required safety reports to all Regulatory Authorities in connection therewith and shall comply with its pharmacovigilance responsibilities in the Licensed Territory, including, as applicable, with respect to any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States). Licensor shall establish, hold and maintain (at Licensor’s cost and expense) the safety database for the Licensed Products in the Retained Territory, shall be responsible for monitoring of all related clinical experiences, safety monitoring, pharmacovigilance surveillance and compliance and filing of all required safety reports to all Regulatory Authorities in connection therewith and shall comply with its pharmacovigilance responsibilities in the Retained Territory. The Parties will communicate and exchange data between their respective safety databases in accordance with the Pharmacovigilance Agreement set forth in Section 3.2(g)(ii).

(ii) Pharmacovigilance Agreement. The Parties shall cooperate to develop methods or procedures for monitoring and sharing information relating to clinical experiences in connection with the Exploitation of the Licensed Compound and Licensed Products in its Applicable Territory and to enable each Party to comply with safety reporting requirements of the respective Regulatory Authorities in its Applicable Territory. Specific details regarding the exchange and management of information of adverse events related to the clinical development and the use of the Licensed Compound and Licensed Products in the Licensed Territory and Retained Territory will be delineated in a separate pharmacovigilance agreement that shall be agreed to by the Parties (the “Pharmacovigilance Agreement”).

(iii) Use of Safety Data. Subject to compliance with Applicable Laws, each Party shall have the right to use the safety data resulting from Development activities performed by the other Party, without compensation to such performing Party, in each case as reasonably necessary for the using Party to comply with its safety reporting obligations in its Applicable Territory.

(h) Communications with Regulatory Authority. The Company shall lead all interactions with Regulatory Authorities in the Licensed Territory with respect to Licensed Products. The Company shall not communicate with any Regulatory Authority in the Retained

Territory regarding the Licensed Compound or any Licensed Product, unless [***]. Licensor shall not communicate regarding the Licensed Compound or any Licensed Product with any Regulatory Authority in the Licensed Territory, unless [***].

3.3 Data Exchange. Without limiting Section 2.7, Section 3.1(h), Section 3.2(b), or Section 3.2(c), each Party shall provide the other Party with copies of all data and other Know-How, including clinical study reports and clinical data, generated by or on behalf of such Party in the course of performing its assigned activities under the applicable Development Plan, in each case on a periodic basis established by the JSC or the JDC, as applicable. The Party receiving such data shall have the rights to use and reference such data for the purpose of obtaining and maintaining Regulatory Approval for any Licensed Product in its Applicable Territory. Each Party shall ensure that all informed consent forms for Clinical Trials conducted by or on behalf of such Party for any Licensed Product shall permit the transfer of clinical data generated in such Clinical Trials to the other Party as contemplated under this Agreement in compliance with Applicable Law; provided that [***]. Further, to the extent required by Applicable Law for the sharing of any information, data or results pursuant to this Agreement or any Ancillary Agreement, the Parties will negotiate and enter into a data processing agreement (“Data Processing Agreement”).

3.4 Development and Regulatory Costs. Unless otherwise specified in this Agreement (including under Section 3.1(f)) or agreed between the Parties, the Company shall be solely responsible for all costs and expenses incurred in connection with the Development activities and with all regulatory matters arising under this Agreement in or for the Licensed Territory.

3.5 Medical Affairs. Each Party will conduct all Medical Affairs Activities in its Applicable Territory in a professional and ethical business manner and in compliance with Applicable Law and applicable professional requirements. The Parties, through the JSC, shall keep each other informed of and jointly discuss and coordinate the Parties’ activities with respect to Medical Affairs Activities related to any Licensed Product across the Licensed Territory and the Retained Territory, including, if permitted under Applicable Law, attending and inviting key opinion leaders to the other Party’s events in such other Party’s Applicable Territory.

3.6 Manufacturing.

(a) Responsibility. Company may request that Licensor (itself or through one or more Affiliates or CMOs [***] Manufacture and supply the Licensed Compound and Licensed Products (including the drug substance and finished product of Licensed Products) for Development (including use in Clinical Trials) and Commercialization by Company and its Affiliates and Sublicensees in or for the Licensed Territory.

(b) Clinical Supply Agreement. [***], the Parties shall negotiate in good faith and enter into a clinical supply agreement governing such Manufacture and supply of Licensed Products by or on behalf of Licensor for Company in or for the Licensed Territory [***] (as may be amended in accordance with its terms, the “Clinical Supply Agreement”). The Clinical Supply Agreement will include customary terms and conditions for such clinical supply, including shipping terms, Company’s audit and inspection rights, and remedies in the event of supply failure or shortfalls. In connection with the Clinical Supply Agreement, the Parties shall enter into a clinical quality agreement (the “Clinical Quality Agreement”) governing the quality aspects of the supply of Licensed Products.

(c) Commercial Supply. Upon Company’s request, the Parties shall negotiate in good faith and enter into a commercial supply agreement governing such Manufacture and supply of Licensed Products by or on behalf of Licensor for Company in or for the Licensed Territory [***] (as may be amended in accordance with its terms, the “Commercial Supply Agreement”). The Commercial Supply Agreement will include customary terms and conditions for such commercial supply, including shipping terms, Company’s audit and inspection rights, and remedies in the event of supply failure or shortfalls. In connection with the Commercial Supply Agreement, the Parties shall enter into a commercial quality agreement (the “Commercial Quality Agreement” and together with the Clinical Quality Agreement, the “Quality Agreements”) governing the quality aspects of the supply of Licensed Products.

(d) Manufacturing Technology Transfer. Upon Company’s request, the Parties shall coordinate and agree to a plan pursuant to which Licensor shall transfer Manufacturing-related records and data and provide the Company with reasonable technical assistance to enable the Company or its designated Third Party contract manufacturer to Manufacture the Licensed Products in the Licensed Territory (the “Manufacturing Technology Transfer”). The Company will reimburse Licensor for any FTE Costs and out-of-pocket costs incurred by Licensor to conduct such transfer or provide such technical assistance.

(e) Licensor Activities in the Licensed Territory. Licensor will keep Company reasonably informed, which may be done through the JSC, of its Manufacturing activities in the Licensed Territory, including the names and locations of any Third Party Manufacturing the Licensed Compound or any Licensed Product within the Licensed Territory.

Article 4
COMMERCIALIZATION

4.1 In General. As between the Parties, the Company (itself or through its Affiliates or its or their Sublicensees) shall have the sole right and responsibility to Commercialize the Licensed Compound and the Licensed Products in the Field in the Licensed Territory at its sole cost and expense.

4.2 Commercialization Diligence. Subject to obtaining Marketing Approval in the applicable jurisdiction, the Company shall (itself or through its Affiliates or Sublicensees) use Commercially Reasonable Efforts to Commercialize at least one Licensed Product in the MG Indication and [***].

4.3 Booking of Sales; Distribution. As between the Parties, the Company shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Licensed Territory and perform or cause to be performed all related services. Subject to Section 3.2(d), as between the Parties, (a) the Company shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Licensed

Territory and (b) Licensor shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Retained Territory.

4.4 No Unauthorized Sales. Each Party hereby covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its distributors and Sublicensees not to, directly or indirectly, promote, market, distribute, import, offer for sale, sell, have sold or otherwise Commercialize any Licensed Product, including via the internet or mail order, to any Third Party in the other Party’s Applicable Territory. Neither Party shall engage, nor permit its Affiliates, distributors and Sublicensees to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such Licensed Product located in any country or jurisdiction in the other Party’s Applicable Territory or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s Applicable Territory. If a Party, its Affiliates or its or their Sublicensees receives any order for any Licensed Product for use from a prospective purchaser located in a country or jurisdiction in the other Party’s Applicable Territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders.

4.5 Trademarks. The Company shall have the right to brand the Licensed Products in the Licensed Territory using Trademarks it determines appropriate for the Licensed Products, which may vary by region or within a region. The Company shall own all rights in the Trademarks for the Licensed Products in the Licensed Territory and may register and maintain such Trademarks in the Licensed Territory that it determines reasonably necessary.

Article 5
GOVERNANCE

5.1 Alliance Managers. Each Party shall, within [***], appoint an appropriately qualified individual to serve as an alliance manager for such Party under this Agreement (each, an “Alliance Manager”). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. The Alliance Managers shall discuss the performance of the Parties under this Agreement. They may attend meetings of the JSC and subcommittees under this Agreement and may raise issues for the applicable (sub)committee(s) for discussion. Each Alliance Manager will be charged with creating and maintaining clear, responsive, and effective communication within and among the Parties. For clarity, the Alliance Managers do not have voting rights with regard to any matter within the purview of the JSC or any subcommittee.

5.2 Joint Steering Committee.

(a) Formation. Within [***], the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of the Alliance Managers plus an equal number of senior level representatives of each Party, with appropriate knowledge and expertise, to oversee the overall direction of the collaboration between the Parties under this Agreement. Each Party shall appoint one (1) of its representatives on the JSC to act as a co-chairperson of the JSC. Each Party may change one (1) or more of its representatives serving on the JSC at any time upon reasonably prior written notice to the other Party.

(b) Principles; Limitations of JSC Authority. The JSC shall serve as a forum for the Parties to share information regarding the Exploitation and Manufacture of the Licensed Compound and Licensed Products in the Field in the Licensed Territory and to facilitate coordination between the Parties. The JSC shall only have the powers expressly assigned to it in this Article 5 and elsewhere in this Agreement and shall not have (i) the authority to modify or amend the terms and conditions of this Agreement; (ii) waive or determine either Party’s compliance or non-compliance with the terms and conditions under this Agreement; or (iii) decide any such issue in a manner that would conflict with the express terms and conditions of this Agreement. In addition, notwithstanding any provision to the contrary set forth in this Agreement, no decision of the JSC or a Party (in the exercise of its final decision-making authority on any such matters as set forth in Section 5.4(c)), in each case, may take or decline to take any action that would result in the other Party being required to violate any Applicable Law, the requirements of any Regulatory Authority, or that would result in the infringement or misappropriation of any Intellectual Property of any Third Party.

(c) Responsibilities. The JSC shall in particular: (i) oversee and provide strategic oversight for the Exploitation of the Licensed Compound and Licensed Products in or for the Licensed Territory under this Agreement and the Manufacture of the Licensed Compound and Licensed Products in or for the Licensed Territory under this Agreement; (ii) provide a forum for and facilitate communications between the Parties with respect to their collaboration; (iii) keep each Party informed of all Development activities related to the Licensed Compound to ensure overall alignment of development of the Licensed Compound; (iv) review and discuss (and in the case of amendments to the Licensed Territory Development Plan, approve) the initial Licensed Territory Development Plan provided by the Company and any updates or amendments to the then-effective Licensed Territory Development Plan and Retained Territory Development Plan, and oversee the execution of each such Development Plan by the applicable Party; (v) review and discuss any proposed Global Clinical Trial, and decide whether the Parties shall collaborate for the conduct of such Global Clinical Trial; (vi) with respect to any Global Clinical Trial to be collaborated by the Parties, discuss and, develop a plan for such Global Clinical Trial to serve as the basis for a Clinical Collaboration Agreement or statement of work pursuant to the Master Services Agreement; (vii) keep each Party informed of all Development results and regulatory activities related to the Licensed Compound and Licensed Products in the Licensed Territory, including all matters relating to Regulatory Approvals; (viii) discuss a supply strategy to ensure the commercial supply of the Licensed Products for the Licensed Territory; (ix) establish subcommittees as it deems necessary or advisable to further the collaboration of the Parties under this Agreement; (x) oversee the operation of any subcommittees (including the JDC), including resolving any disputed matters arising in such other subcommittees; and (xi) perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to the JSC by the Parties in writing.

(d) Meetings. The JSC shall hold its initial meeting no later than [***] (or such other date as mutually agreed by the Parties), establishing its operating procedures, and shall, thereafter, meet at such times and frequency mutually agreed by the Parties at locations mutually agreed by the Parties, but no less frequently than [***] during the Term; provided that such meetings may be held in person or by audio or video teleconference. In person meetings shall be held at locations selected alternatively by the Parties. Each Party shall bear its own costs and expenses associated with the attendance of its representatives at such meetings. No action taken at any meeting of the JSC shall be effective unless there is present at a meeting at least one (1) representative appointed by each Party. All meetings of the JSC and any subcommittees will be conducted in English.

(e) Agendas and Minutes. The co-chairpersons of the JSC shall be responsible for calling meetings on no less than [***] notice unless exigent circumstances require shorter notice. Each Party shall make proposals for agenda items at least [***] in advance of the applicable meeting, including providing all appropriate information with respect to such proposed items. The responsibility to keep minutes of the JSC meetings, which shall record in English all decisions taken and all actions recommended or agreed in reasonable detail, shall alternate between the co-chairpersons (or their designees) of the Parties. The co-chairperson responsible for the minutes of a given meeting shall circulate a draft of the minutes no later than [***] after each meeting and each member of the JSC shall have the opportunity to comment on the draft minutes. The role of the co-chairpersons shall be to convene and preside at meetings of the JSC. The co-chairpersons shall have no additional powers or rights beyond those held by the other JSC representatives.

5.3 Subcommittees.

(a) Formation of Subcommittees. In addition to the JDC pursuant to Section 3.1(f)(iv), the JSC may, from time to time, establish subcommittees as it deems necessary or advisable to further the collaboration of the Parties, and shall define responsibilities of each such subcommittee in writing. The topics for such subcommittees may include CMC/quality and other topics as the Parties may agree from time to time. Within [***], each Party shall appoint an equal number of representatives as mutually agreed by the Parties, each with appropriate knowledge and expertise, by providing written notice to the other Party.

(b) Meetings of Subcommittees. Each subcommittee shall meet in person or by means of telephone or video conference at least [***], or with such other frequency as the subcommittee may agree. Each Party may replace its representatives on any subcommittee at any time by providing reasonably prior written notice to the other Party. Each subcommittee shall be led by a chairperson where the Parties will alternate in appointing the chairperson, with the first chairperson to be appointed by Licensor, and each chairperson will remain in place for [***]. The role of the chairperson shall be to convene and preside at meetings of such subcommittee. The chairperson shall have no additional powers or rights beyond those held by the other subcommittee representatives. Each of the subcommittees shall continue to exist until the JSC decides to disband such subcommittee.

5.4 Decision Making.

(a) Voting. All decisions of the JSC or any subcommittee (including the JDC) shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote, and such decisions shall be set forth in the respective meeting minutes. If, after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC or any subcommittee that is within its authority, the representatives of the Parties cannot reach unanimous agreement as to such matter within [***], such disagreement shall (except as otherwise expressly provided under this Agreement), in the case of disagreement of any subcommittee, be referred to the JSC for resolution, and, in the case of disagreement of the JSC, be referred to [***] and [***] (together, the “Executive Officers”) for resolution in accordance with Section 5.4(b).

(b) Referral to and Decision by Executive Officers. With respect to disputes arising from the JSC pursuant to Section 5.4(a), if the JSC is unable to resolve any dispute within [***], either Party may, by written notice to the other Party, have such dispute referred to the Executive Officers for attempted resolution by good faith negotiations within [***]. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If the Executive Officers are not able to resolve such dispute within such [***], then such dispute shall be resolved in accordance with Section 5.4(c). For clarity, Disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, and that are outside of the jurisdiction of the JSC, shall be resolved pursuant to Section 12.7.

(c) [***]

5.5 Cooperation. Each Party shall provide the JSC such information as required under this Agreement or as otherwise reasonably requested by the other Party and reasonably available to such Party to enable the other Party to perform its obligations under this Agreement.

Article 6
FINANCIAL TERMS

6.1 Equity Issuance. In partial consideration of the rights granted by Licensor to the Company hereunder, concurrently with the execution of this Agreement, the Company shall issue certain securities of the Company to Licensor or one of its Affiliates in accordance with the RemeGen SPA.

6.2 Upfront Fee. In partial consideration of the rights granted by Licensor to the Company hereunder, within [***], the Company shall pay a one-time fee of forty five million Dollars ($45,000,000) (the “Upfront Fee”) in cash to Licensor which shall be non-creditable and non-refundable.

6.3 Milestones.

(a) Regulatory Milestones. In partial consideration of the rights granted by Licensor to the Company hereunder, the Company shall pay to Licensor (or its designated affiliate) each of the following one-time, non-refundable and non-creditable milestone payments (each a “Regulatory Milestone Payment”), calculated as follows and regardless of whether such milestone has been achieved by or on behalf of the Company, its Affiliates or its or their Sublicensees:

No.	Milestone Event	Milestone Payment
1	[***]	[***]
2	[***]	[***]

No.	Milestone Event	Milestone Payment
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
	Total for all Licensed Products	Three hundred thirty million Dollars ($330,000,000)

For the avoidance of doubt, each milestone payment set forth in the table above shall be payable once, and no additional Regulatory Milestone Payments will be payable for any subsequent achievement of any such regulatory milestone event, including by any other Licensed Product. The maximum of all Regulatory Milestone Payments payable by Company to Licensor under this Section 6.3(a) for all Licensed Products shall not exceed three hundred thirty million Dollars ($330,000,000) in total regardless of the number of Licensed Products developed under this Agreement. Each Regulatory Milestone Payment shall be non-refundable and non-creditable against any other payments due hereunder. The Company shall give Licensor written notice of the achievement of each milestone event in this Section 6.3(a) no later than [***]. Licensor shall submit an invoice to the Company promptly following receipt of such notice for the full amount of the corresponding milestone, which amount shall be payable within [***].

(b) Sales Milestones. In partial consideration of the rights granted by Licensor to the Company hereunder, the Company shall make one-time, non-refundable and non-creditable sales milestone payments to Licensor (or its designated affiliate) after the end of the Calendar Quarter in which aggregated Net Sales of all Licensed Products in all countries in the Licensed Territory in a Calendar Year reach the corresponding thresholds for the first time (as set forth in the left column of the table below) (each a “Sales Milestone Payment”) as follows:

No.	Milestone Event	Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]

No.	Milestone Event	Milestone Payment
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
	Total for all Licensed Products	Three billion seven hundred seventy five million Dollars ($3,775,000,000)

Each Sales Milestone Payment in this Section 6.3(b) shall be payable only once upon the first achievement of such milestone in a given Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone in a subsequent Calendar Year. In the event that in a given Calendar Year more than one (1) of the foregoing milestone events set forth in the table above of this Section 6.3(b) is achieved for the first time, the Company shall pay to Licensor (or its designated affiliate) the corresponding Sales Milestone Payment with respect to each such milestone event that is achieved (and not previously paid) in such Calendar Year. The maximum of all Sales Milestone Payments payable by Company to Licensor under this Section 6.3(b) for all Licensed Products shall not exceed three billion seven hundred seventy-five million Dollars ($3,775,000,000) in total regardless of the number of Licensed Products developed under this Agreement. The Company shall give Licensor written notice of the achievement of each milestone event in this Section 6.3(b) no later [***]. Following receipt of such notice, Licensor shall promptly from receipt of notice, submit an invoice to the Company for the full amount of the corresponding Sales Milestone Payment(s) payable under this Section 6.3(b). Each such Sales Milestone Payment shall be due within [***].

6.4 Royalties.

As further consideration for the rights granted to the Company hereunder, during the Royalty Term, the Company shall pay to Licensor (or its designated affiliate), on a Licensed Product-by-Licensed Product basis, a non-refundable, non-creditable, running royalty on the aggregate Calendar Year Net Sales by the Company or any of its Affiliates or its or their Sublicensees of such Licensed Product in the Licensed Territory at the following rates:

No.	For that portion of aggregate Net Sales of a Licensed Product in the Licensed Territory in a given Calendar Year	Royalty Rate
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]

4	[***]	[***]

The Company’s obligation to pay royalties will, on a Licensed Product-by-Licensed Product and country-by-country basis in the Licensed Territory, commence from the First Commercial Sale of such Licensed Product in such country and will expire upon the expiration of the Royalty Term for such Licensed Product in such country.

6.5 Royalty Reduction.

(a) Lack of Valid Claim and Regulatory Exclusivity. If, on a Licensed Product-by-Licensed Product and country-by-country basis, there is no Valid Claim of a Licensed Patent Covering such Licensed Product in such country, either at the time of First Commercial Sale or anytime thereafter during the Royalty Term, and Regulatory Exclusivity has expired with respect to any such Licensed Product, then the royalties payable to Licensor on Net Sales of such Licensed Product in such country set forth in Section 6.4 shall be [***] for the remainder of the Royalty Term for such Licensed Product in such country.

(b) Biosimilar Competition. If, on a Licensed Product-by-Licensed Product and country-by-country basis, (i) there is no Valid Claim of a Licensed Patent Covering such Licensed Product in such country, either at the time of First Commercial Sale or anytime thereafter during the Royalty Term, and Regulatory Exclusivity has expired with respect to any such Licensed Product, and (ii) a Biosimilar Product with respect to such Licensed Product is launched by a Third Party in such country and the Net Sales of such Licensed Product declines [***], then the royalties payable to Licensor on Net Sales of such Licensed Product in such country set forth in Section 6.4 shall be [***] for the remainder of the Royalty Term for such Licensed Product in such country.

(c) Third Party License. The Company may deduct from the royalties payable to Licensor as set forth in Section 6.4 [***] actually paid by Company or its Affiliates or Sublicensees (i) for any Patent within Licensor Future Acquired IP under Section 2.4, or (ii) under any agreement with a Third Party with respect to any Patent, in each case ((i) and (ii)) that Covers the Licensed Compound, and is necessary for the Exploitation or Manufacture of (A) the Licensed Compound or (B) any Licensed Product containing the Licensed Compound in the form it exists as of the Effective Date and in accordance with its applicable specifications existing as of the Effective Date in the Licensed Territory.

(d) Royalty Floor. Notwithstanding anything contained in this Agreement to the contrary, the reductions and offsets to royalties provided in Sections 6.5(a) through Section 6.5(c), may not, individually or in combination, reduce the royalties payable with respect to Net Sales of any Licensed Product sold by the Company, its Affiliates and its and their Sublicensees in any country during a Calendar Quarter during the applicable Royalty Term by more than [***].

6.6 Royalty Payments and Reports. The Company shall calculate all Net Sales thresholds and tiers, and all royalty amounts payable to Licensor pursuant to Section 6.4 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with the Exchange Rate. Company shall pay such converted Dollars amount within [***] after the end of each Calendar Quarter. Each payment of royalties due to Licensor shall be accompanied by a written statement of the royalty amounts due with respect to a given Calendar Quarter of aggregate Net Sales of all Licensed Products in the Licensed Territory during such Calendar Quarter, which statement shall be in a mutually agreed format and shall include the Net Sales of all Licensed Products subject to royalty payments sold by the Company, its Affiliates and its or their Sublicensees in the Licensed Territory during the reporting period and the royalties payable on Net Sales under this Agreement in accordance with Section 6.4.

6.7 Triggering Transaction Consideration.

(a) As further consideration for the rights granted to the Company hereunder, if Company enters into a definitive agreement pursuant to which Company grants a sublicense, sells or otherwise divests any rights to Develop and/or Commercialize the Licensed Products to any Third Party (other than sublicenses granted to subcontractors performing Development or Commercialization activities for the benefit of Company or any of its Affiliates) (such transaction, a “Triggering Transaction” and such agreement, a “Triggering Transaction Agreement”) prior to [***], Licensor shall be entitled to [***] (“Triggering Transaction Consideration”) in accordance with the following provisions of this Section 6.7. For clarity, a Triggering Transaction [***].

(b) [***]

(c) [***]

(d) [***]

6.8 Mode of Payment. All payments under this Agreement shall be made by the Company by deposit or wire transfer of Dollars in the requisite amount (without any right of offset, set off, deduction or (other than pursuant to and subject to Section 6.10(b)) withholding) to such bank account as Licensor may from time to time designate by notice to the Company. The Company shall convert any amount expressed in a foreign currency into Dollar equivalents using the Exchange Rate.

6.9 Disputes regarding Milestone Events and Payments. For clarity, the Company’s obligations to make payments to the Licensor under this Agreement shall not be prejudiced by the Company’s failure to provide written notice to Licensor with respect to the achievement of a payment or milestone event in accordance with Section 6.3(a), Section 6.3(a), and Section 6.3(b). If Licensor believes any such payment or milestone event has occurred, it has the right to so notify the Company in writing and provide to the Company data, documentation, or other information that supports its belief. Any Dispute that relates to (a) whether or not a payment or milestone event has occurred or (b) the royalty amounts payable by the Company to Licensor subject to Section 6.4 (“Payment Dispute”) shall be resolved in accordance with Section 12.7; provided that with respect to a Payment Dispute, all undisputed amounts shall be paid promptly when due and any amount subject to the Payment Dispute shall be paid promptly after resolution of the Payment Dispute; provided further that no Dispute other than a Payment Dispute shall affect any payment obligation of the Company accrued under this Agreement pending the resolution of such Dispute.

6.10 Taxes.

(a) Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. The paying Party shall only be responsible for any Indirect Taxes not recoverable by the receiving Party (or any principal or representative member of an Indirect Taxes group of which the receiving Party is a part) taking all reasonable steps to recover such Indirect Taxes as may be practicable.

(b) Withholding Taxes. Where any sum due to be paid to any Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall pay such withholding or similar tax to the appropriate Governmental Authority, deduct the amount paid from the amount due to payee hereunder, and secure and send to payee the best available evidence of such payment. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. Each Party will provide to the other any tax forms, certificates, application or other documents or evidence that may be reasonably necessary in order for a Party to determine whether to withhold tax or to withhold tax on any payments or whether an applicable double taxation agreement or treaty applies that reduces or eliminates any withholding tax on any such payments.

(c) Tax Cooperation. The Company and Licensor shall use commercially reasonable efforts to cooperate with each other in relation to any reasonable request in connection with any tax liability arising from the payments due under this Agreement, including information required for the preparation and filing of any tax return or the conduct of any audit, investigation, dispute or appeal or any other communication with any Governmental Authority, in each case if and to the extent: (i) legally permissible; and (ii) that such disclosure would not breach any duty of confidentiality or waive any privilege. The requesting Party shall be responsible for any Third Party costs properly incurred by the other Party in complying with this Section 6.10(c).

6.11 Interest on Late Payments. If any undisputed payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon from the day payment was initially due at [***]; provided, however, that in no case will such interest rate exceed the highest rate permitted by Applicable Laws. The payment of such interest will not foreclose a Party from exercising any other rights it may have because any payment is overdue.

6.12 Financial Records. The Company shall and shall cause its Affiliates and its or their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder (including Net Sales of Licensed Products) to the extent required to calculate and verify all amounts payable hereunder. the Company shall, and shall cause its Affiliates and its or their Sublicensees to, retain such books and records until [***] or for such longer period as may be required by Applicable Law.

6.13 Audit.

(a) Procedures. At the request of Licensor, the Company shall, and shall cause its Affiliates, and shall use reasonable efforts to require its or their Sublicensees to, permit an independent auditor designated by Licensor and reasonably acceptable to the Company (or its Affiliate or its or their Sublicensee, as applicable), at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.12 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not be conducted more than [***] and Licensor may audit books and records covering a specific period of time [***]. The cost of this audit shall be borne by Licensor, unless such audit uncovers an underpayment of amount payable by the Company that exceeds [***] then the fees of such accounting firm shall be paid by the Company. If such audit shows that additional amounts were owed by the Company, the Company shall pay the additional amounts, with interest from the date originally due, within [***].

(b) Confidentiality. The receiving Party shall treat all information subject to review under this Article 6 in accordance with the confidentiality provisions of Article 8 and the Parties shall cause any independent auditor engaged under Section 6.13(a) to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm or Third Party to retain all such financial information in confidence pursuant to such confidentiality agreement and to only provide to Licensor such information that Licensor is entitled to receive pursuant to this Article 6.

(c) This Section 6.13 will survive for [***] following termination or expiry of this Agreement.

Article 7
INTELLECTUAL PROPERTY

7.1 Ownership of Intellectual Property.

(a) Collaboration IP. Ownership of Collaboration IP conceived, reduced to practice, discovered, developed or otherwise made under this Agreement shall be determined by inventorship. The determination of inventorship and whether Collaboration IP is conceived, reduced to practice, discovered, developed or otherwise made under this Agreement solely by a Party or jointly with the other Party for the purpose of allocating proprietary rights (including Patent, copyright or other Intellectual Property rights) therein, shall, for purposes of this Agreement, be made in accordance with the United States patent law and other Applicable Law in the United States irrespective of where such conception, reduction to practice, discovery, development or making occurs.

(b) Licensed IP. Licensor shall, as between the Parties, own and retain all right, title and interest in and to all Licensed IP, whether Controlled by Licensor before or after the Effective Date.

(c) Disclosure; Further Assurances. Each Party shall promptly disclose to the other Party in writing, the creation or development of any of its Collaboration IP. Licensor shall promptly disclose to the Company in writing, the creation or development of any of its Licensed IP (other than the Collaboration IP) to the extent necessary or reasonably useful for the Exploitation or Manufacture of the Licensed Compound in the Licensed Territory and coming into Licensor’s Control after the Effective Date.

7.2 Prosecution.

(a) Company Controlled Patents. As between the Parties, the Company shall have the first right, but not the obligation, to Prosecute all Licensed Patents in the Licensed Territory (collectively, the “Company Controlled Patents”) using counsel of Company’s choice and reasonably acceptable to Licensor, and at Company’s sole cost and expense. Company will (i) keep Licensor reasonably informed of all progress with regard to the Prosecution of the Company Controlled Patents; (ii) provide to Licensor copies of all patent office submissions and correspondence with respect to the Company Controlled Patents; and (iii) provide to Licensor copies of drafts of all patent office submissions and correspondence with respect to the Company Controlled Patents in advance of submitting such submissions and correspondence so as to allow Licensor a reasonable opportunity to comment thereon, and Company will consider incorporating any timely comments in good faith.

(b) Licensor Step-in Rights. In the event that Company intends to abandon or cease the Prosecution of any Company Controlled Patent, Company will provide reasonable prior written notice to Licensor of such intention to abandon or cease such Prosecution (which notice will be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Company Controlled Patent in the relevant patent office). In such case, at Licensor’s request, Licensor shall have the right, but not the obligation, to assume responsibility for Prosecution of such Company Controlled Patent. Upon such assumption, Licensor shall control the Prosecution of such Company Controlled Patent subject to the same terms and conditions set forth in Section 7.2(a), as applicable to Company, using counsel of Licensor’s choice at its cost and expense.

(c) Licensor Controlled Patents. As between the Parties, Licensor shall have the sole right, but not the obligation, to Prosecute all Licensed Patents in the Retained Territory (collectively, the “Licensor Controlled Patents”) using counsel of Licensor’s choice and at Licensor’s sole cost and expense. Licensor will (i) keep Company reasonably informed of all progress with regard to the Prosecution of the Licensor Controlled Patents Covering the composition of matter, formulation, or a method of making or using the Licensed Compound or Licensed Products; (ii) provide to Company copies of all patent office submissions and correspondence with respect to such Licensor Controlled Patents; and (iii) provide to Company copies of drafts of all patent office submissions and correspondence with respect to such Licensor Controlled Patents in advance of submitting such submissions and correspondence so as to allow Company a reasonable opportunity to comment thereon, and Licensor will consider incorporating any timely comments in good faith.

(d) Cooperation. Each Party will cooperate with the other Party in connection with all activities relating to the Prosecution of the Licensed Patents undertaken by such other

Party pursuant to this Section 7.2, including: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Collaboration IP set forth in Section 7.1, and Patents claiming such Collaboration IP, and to enable the other Party to Prosecute the Licensed Patents as permitted by this Section 7.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the Prosecution of any Licensed Patent. Each Party will also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 7.2.

(e) Patent Term Extension and Supplementary Protection Certificate. Where applicable to a Licensed Product in the Licensed Territory, Company will have the right and obligation to file for a patent term extension for a Licensed Patent, and to select the Licensed Patents for which it will request such patent term extension. Where applicable to a Licensed Product in the Retained Territory, Licensor will have the right and discretion to determine whether to file for a patent term extension for any Licensed Patents, and to select the Licensed Patents for which it will request such patent term extension. Licensor and the Company shall reasonably cooperate with respect to such decisions regarding, and applications for, such patent term extensions in the Licensed Territory and the Retained Territory, including extensions pursuant to 35 U.S.C. §156 et. seq. At the other Party’s reasonable request, each Party shall provide prompt and reasonable assistance to the requesting Party, including by taking such action as the patent holder as is required under any Applicable Law to obtain such patent term extension or supplementary protection certificate in the Licensed Territory and the Retained Territory.

7.3 Enforcement.

(a) Notice. Each Party shall promptly notify the other Party in writing of (i) any alleged, threatened, or actual infringement of any Licensed IP by a Third Party in any jurisdiction in the Licensed Territory or the Retained Territory in each case of which such Party becomes aware (an “Infringement”) or (ii) any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents by a Third Party of which such Party becomes aware.

(b) Company Controlled Patents. As between the Parties, Company will have the first right, but not the obligation, to bring and control any action or proceeding regarding any Infringement by a Third Party product that is [***] or claim of invalidity or unenforceability of any Company Controlled Patent in connection with such Infringement, or to defend against any challenge to any of the foregoing, at Company’s sole cost and expense, using counsel of its own choice. Company will keep Licensor reasonably informed of the status and progress of such action or proceeding. Licensor shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense. If (i) Company elects not to commence such action or proceeding, or settle or otherwise secure the abatement of such Infringement, or (ii) Company fails to commence any such action or proceeding within [***] then Licensor will have the right to bring and control any such action or proceeding, at its own expense and by counsel of its own choice, and Company will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided that [***].

(c) Licensor Controlled Patents. As between the Parties, Licensor will have the sole right, but not the obligation, to bring and control any action or proceeding regarding any Infringement or claim of invalidity or unenforceability of any Licensor Controlled Patent, or to defend against any challenge to any of the foregoing, at Licensor’s sole cost and expense, using counsel of its own choice.

(d) Cooperation. The Parties agree to cooperate fully in any action or proceeding regarding any Infringement or claim of invalidity or unenforceability pursuant to this Section 7.3, including in the case of Licensor, by making the inventors, applicable records and documents (including laboratory notebooks) in respect of the relevant Licensed Patents available to Company upon Company’s written request. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 7.3, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 7.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any litigation under this Section 7.3 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned, or delayed). In connection with any activities with respect to any action or proceeding controlled by a Party pursuant to this Section 7.3, the Party controlling such action shall (i) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (ii) consider in good faith any comments from the other Party with respect thereto, and (iii) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action, provided that with respect to any action controlled by a Sublicensee of Company, Company shall only provide such information to Licensor to the extent it receives such information from such Sublicensee.

(e) Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 7.3 (whether by way of settlement or otherwise) shall be [***].

(f) Counterclaims or Defenses. For clarity and notwithstanding anything to the contrary in this Section 7.3, (i) any counter‑claims or defenses in any Infringement action brought by a Party pursuant to this Section 7.3, or (ii) any action by a Third Party in response to an Infringement action brought by a Party, in both cases ((i) and (ii)), will be controlled by the Party that brought such Infringement action under this Section 7.3.

7.4 Patent Listing. The Parties shall discuss and agree to the approach for the listing of any Licensed Patent in the then-current edition of the Purple Book in connection with the Marketing Approval of any Licensed Product, or in equivalent patent listings in any other country within the Licensed Territory. At the Company’s expense, Licensor will cooperate with the

Company’s reasonable requests in connection therewith, to the extent required or permitted under Applicable Law.

7.5 Infringement of Third Party IP.

(a) Notice. If the Licensed Compound or any Licensed Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent within the Licensed Territory or the Retained Territory, then the Party first having notice of the claim or assertion will promptly notify the other Party.

(b) Defense.

(i) Except as otherwise provided in Article 10, Company will have the sole right, but not the obligation, to defend any such Third Party claim or assertion of infringement of a Patent with respect to the Licensed Compound or any Licensed Product in the Licensed Territory, at Company’s expense. Licensor will reasonably cooperate with Company in connection with conducting the defense of the Third Party claim or assertion, including if required to conduct such defense, furnishing a power of attorney.

(ii) Licensor will have the sole right, but not the obligation, to defend any such Third Party claim or assertion of infringement of a Patent with respect to the Licensed Compound or any Licensed Product in the Retained Territory, at Licensor’s expense.

Article 8
CONFIDENTIALITY; PRESS RELEASE

8.1 Confidentiality Obligations. At all times during the Term and for a period of [***], each Party (the “Receiving Party”) shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by or on behalf of the other Party (the “Disclosing Party”), except to the extent such disclosure or use is (a) expressly permitted by the terms of this Agreement or (b) reasonably necessary to exercise its rights or perform its obligations under this Agreement, in which case the Receiving Party may disclose Confidential Information of the Disclosing Party to its employees, Affiliates, Sublicensees, and subcontractors, consultants, or agents who have a need to know such Confidential Information in order to exercise the Receiving Party’s rights or perform the Receiving Party’s obligations under this Agreement, all of whom will be similarly bound by written confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement. The Receiving Party will use commercially reasonable efforts to cause the foregoing Persons to comply with the restrictions on use and disclosure set forth in this Section 8.1, and will be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this Article 8. Each Party will promptly notify the other Party of any unauthorized use or disclosure of the other Party’s Confidential Information. Notwithstanding the foregoing, the terms of this Agreement and any technical information specifically relating to the Licensed Compound and/or Licensed Products (but not any Other Product) shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party and the Disclosing

Party with respect thereto) and for the avoidance of doubt, any information contained in any royalty report shared by a Party with the other Party shall be deemed to be the Confidential Information of the sharing Party.

8.2 Exceptions. Notwithstanding the foregoing, the confidentiality and non-use obligations under Section 8.1 will not apply to the following information (and such information will not be considered Confidential Information hereunder) that the Receiving Party can demonstrate by competent written evidence:

(a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the Receiving Party;

(b) was in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information, as evidenced by its pre‑existing written records;

(c) is subsequently received by the Receiving Party from a Third Party rightfully in possession of such information who is not bound by any obligation of confidentiality with respect to such information; or

(d) is independently developed by or for the Receiving Party without use of or reference to any of the Disclosing Party’s Confidential Information, as evidenced by the Receiving Party’s contemporaneously maintained written records.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

8.3 Permitted Disclosures. In addition to the exceptions contained in Section 8.2, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:

(a) such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b) (i) the Prosecution, defense and enforcement of Licensed Patents, in each case, as contemplated by this Agreement; or (ii) regulatory submissions and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation or Manufacture of a Licensed Product as contemplated by this Agreement; and

(c) disclosure of the existence and applicable terms of this Agreement and the status and results of Exploitation or Manufacture of one or more Licensed Products to (i) actual or bona fide potential investors, acquirors, Sublicensees, collaborators, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense, debt transaction, or collaboration; provided that, in each such case, (A) such Persons are bound by written obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, and (B) any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed, or (ii) any Governmental Authorities for tax purposes or for the purpose of applying for or benefitting from any governmental grants or subsidies.

If and whenever any Confidential Information is disclosed in accordance with this Section 8.3, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

8.4 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 8.4 shall not prohibit (a) a Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted).

8.5 Public Announcements. Neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted). The Parties have agreed to issue a press release on the Effective Date in the form attached as Schedule 8.5.

8.6 Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, any technical information specifically relating to Licensed

Compound and/or Licensed Products (but not any Other Product) shall be Licensor’s sole Confidential Information and no longer be deemed Confidential Information of both Parties. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information solely owned by such requesting Party to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes, and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All retained or archived Confidential Information shall continue to be subject to the confidentiality and non-use obligations under this Agreement for the period set forth in Section 8.1.

8.7 Publications. Neither Party may publish clinical data, peer reviewed manuscripts or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out with respect to the Licensed Compound or any Licensed Product under this Agreement, without the opportunity for prior review by the other Party. Each Party (if it seeks publications, the “publishing Party”) shall provide the other Party (the “non-publishing Party”) with the opportunity to review and comment on any proposed manuscripts or presentations which relate to the Licensed Compound or any Licensed Product at least [***]. Each publishing Party shall ensure that any of its publications will not adversely affect any of the non-publishing Party’s Intellectual Property strategies. Each non-publishing Party shall provide the publishing Party with its comments in writing, if any, within [***]. Each publishing Party shall consider any such reasonable comments of the non-publishing Party in good faith and shall remove any and all of the non-publishing Party’s Confidential Information at the request of the non-publishing Party. In addition, each publishing Party shall delay the submission for a period up to [***] in the event that the non-publishing Party can demonstrate reasonable need for such delay for the preparation and filing of a patent application. If the non-publishing Party fails to provide its comments to the publishing Party within [***] the non-publishing Party shall be deemed to not have any comments, and the publishing Party shall be free to publish in accordance with this Section 8.7 after [***] has elapsed. The publishing Party shall provide the non-publishing Party with a copy of the manuscript at the time of the submission. The publishing Party shall not have the right to publish or present the non-publishing Party’s Confidential Information (other than, for clarity, [***]) without the prior written consent of the non-publishing Party, except as expressly permitted in this Agreement. In addition, if permitted and practicable, a Party will provide the other Party a reasonable opportunity to review publications by university or institutional Third Parties with respect to the Licensed Compound or any Licensed Product in connection with a Clinical Trial or research conducted with such Party.

Article 9
REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Licensor and the Company each represents and warrants to the other, as of the Effective Date, that:

(a) it is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

(b) the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

(c) this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

(d) neither it nor any of its Affiliates or its directors (i) has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug, and Cosmetic Act, as amended from time to time or who is the subject of a conviction described in such section, (ii) is designated on, or 50% or more owned or otherwise controlled by persons designated on, a Prohibited Party List; (iii) has been prohibited from contracting with or obtaining funding from U.S. federal government agencies; or (iv) has been convicted of any crime for which a Person could be so debarred or that is a felony listed among the exclusion authorities set forth on the U.S. Department of Health and Human Services, Office of Inspector General website.

9.2 Additional Representations and Warranties of Licensor. Licensor further represents and warrants to the Company, as of the Effective Date, as follows (except as otherwise disclosed in Schedule 9.2):

(a) Licensor and its Affiliates have the full right, power and authority to grant the licenses and other rights purported to be granted to the Company under this Agreement;

(b) Licensor and its Affiliates are the sole and exclusive owners of the Licensed IP, free of any lien, encumbrance, charge, mortgage, liability, security interest or claim of ownership by any Third Party;

(c) All Licensed Patents existing as of the Effective Date (“Existing Patents”) are (i) listed on Schedule 9.2(c), (ii) subsisting and are not, to Licensor’s Knowledge, invalid or unenforceable, in whole or in part. The pending applications included in Existing Patents are being diligently prosecuted in the respective patent offices in accordance with Applicable Law, and all applicable fees have been paid on or before the due date for payment;

(d) Licensor has obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of all inventorship rights to all Existing Patents, and to Licensor’s Knowledge, all such assignments are valid and enforceable;

(e) There are no pending, or to Licensor’s Knowledge, alleged or threatened in writing, (i) inter partes reviews, post-grant reviews, interferences, re-examinations or oppositions involving the Existing Patents, or (ii) any inventorship challenges involving the Existing Patents that are in or before any patent office (or other Governmental Authority performing similar functions);

(f) As of the Effective Date, the Existing Patents represent all Patents that Licensor or its Affiliates own or otherwise have rights to with claims directed to or that Cover the Licensed Compound or a Licensed Product, or the Exploitation or Manufacture thereof. To Licensor’s Knowledge, there is no Know-How owned by or otherwise in the possession or control of Licensor or any of its Affiliates that relates to the Licensed Compound or a Licensed Product that is not within the Licensed Know-How;

(g) Licensor has made available to Company all material information and data relating to the results of all pre-clinical and clinical studies, including Clinical Trials, on the Licensed Compound and Licensed Products in Licensor’s possession or control, including information regarding the safety or efficacy of the Licensed Compound or Licensed Products, in its possession or Control, and all such information and data is accurate in all material respects;

(h) Neither Licensor nor any of its Affiliates has previously entered into any definitive agreement, whether in writing or otherwise, (i) with respect to or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to the Licensed Patents or Licensed Know-How, (ii) granted any Third Party any rights of reference under or access to the Regulatory Materials existing as of the Effective Date (“Existing Regulatory Material”), in each case for use in connection with the Exploitation of the Licensed Compound or any Licensed Product in the Licensed Territory;

(i) There are no claims, judgments, or settlements against or owed by Licensor or pending legal claims or litigation, alleging that (i) the Existing Patents are invalid or unenforceable or (ii) the Exploitation or Manufacture of the Licensed Compound or Licensed Products as contemplated herein, violates, infringes, misappropriates or would violate, infringe or misappropriate any intellectual property or proprietary right of any Person, and Licensor is not aware of any fact or circumstance that would give rise to any such claims, judgments, or settlements;

(j) To Licensor’s Knowledge, the Exploitation or Manufacture of the Licensed Compound as contemplated as of the Effective Date does not infringe, misappropriate, or otherwise violate any intellectual property right or proprietary right of any Third Party;

(k) The Development of the Licensed Compound and Licensed Products conducted by Licensor and its Affiliates, and their respective subcontractors, including any and all pre-clinical studies and Clinical Trials related thereto, have all been conducted in accordance with Applicable Law in all material respects and Licensor has the right to provide Company all data and results from each such Clinical Trial; and

(l) [***].

9.3 Compliance with Law. Each Party agrees that in performing its obligations or exercising its rights under this Agreement, it shall (a) comply with all Applicable Law (including Export Control Laws), applicable national and international (e.g., ICH, GCP, GLP, and cGMP) guidelines and applicable regulations governing Exploitation and promotional activities and interactions with healthcare professionals and patient organizations including industry codes of conduct and any applicable transparency regulations; and (b) not employ or engage any Person who meets any of the criteria set forth in any of clause (i) through (iv) in Section 9.1(d) in the performance of activities under this Agreement, or, to such Party’s knowledge, is the subject of any proceeding relating to any of clause (i) through (iv) in Section 9.1(d), and shall promptly notify the other Party if it becomes aware of any Person employed or engaged to perform any activities under this Agreement that meets any such criteria.

9.4 Mutual Covenants.

(a) From and after the Effective Date, each Party shall, and shall cause its Affiliates and applicable Sublicensees to, in connection with the performance of this Agreement comply at all times with the Data Protection Laws for all Personal Data collected, Processed, hosted, or transmitted in performance of this Agreement, including if required, by entering into a Data Processing Agreement.

(b) Notwithstanding the foregoing, to the extent any of the covenants in Section 9.4(a) require a Party to obtain the consent of any Third Party or a Governmental Authority, such Party shall use Commercially Reasonable Efforts to obtain such consent.

9.5 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

9.6 Anti-Bribery and Anti-Corruption Compliance. Each Party represents, warrants, and covenants to the other Party in connection with this Agreement that:

(a) it shall, and shall cause its Affiliates and its and their Sublicensees and subcontractors to, conduct their activities and exercise their rights under this Agreement in a manner that complies with Applicable Law, including the Anti-Corruption Laws, and good business ethics.

(b) it shall not, and shall cause its Affiliates and its and their Sublicensees and subcontractors not to, directly or indirectly, in connection with its activities under this Agreement pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything of value (collectively, a “Payment”) to any official or employee of any government, or any department, agency, or instrumentality thereof; political party or political party official; official or employee of any international public organizations; candidates for public office; or persons acting on behalf of any of the foregoing (collectively, “Officials”) if such Payment would constitute a violation of any Anti-Corruption Law. In addition, regardless of legality, neither Party shall, and each Party shall cause its Affiliates and its and their Sublicensees and subcontractors not to, make any Payment, directly or indirectly, in connection with its activities under this Agreement, to any Official if such Payment is for the purpose of (i) improperly influencing or rewarding any act or decision of such Official, (ii) inducing such Official to do or omit to do any act in violation of his or her lawful duty, (iii) improperly inducing such Official to use its or his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, or (iv) securing any improper advantage for either Party.

(c) Each Party shall promptly notify the other Party upon becoming aware of and shall keep the other Party reasonably apprised of, (i) any allegation or violation of, or any notice, subpoena, demand, or other communication (oral or written) from any Governmental Authority regarding such Party’s actual, alleged, or possible failure to comply with, any Anti-Corruption Laws or any other Applicable Law by such Party or any of its Affiliates or those acting on such Party’s behalf, (ii) any confirmed or corroborated violation of Anti-Corruption Laws or any other Applicable Law that are the result of an internal inquiry, in each case ((i) and (ii)), in connection with the matters that are the subject of this Agreement and the performance by such Party of its obligations hereunder; and (iii) the occurrence of any fact or event that would render any representation, warranty, covenant, or undertaking in Section 9.6(b) or Section 9.6(c) incorrect or misleading. Following such notification, such Party shall keep the other Party reasonably apprised of the matters described in this Section 9.6(c) throughout the duration of such matters.

(d) If there is any actual, alleged, or potential breach by a Party or any of its Affiliates or those acting on such Party’s behalf of Section 9.6(a) or Section 9.6(b), then (i) if such breach is caused by any employee, consultant, subcontractor or any representative of such Party or its Affiliates, then such Party shall, and shall cause such Affiliate to, implement the relevant corporate compliance program with respect to such violation, (ii) if such breach is caused by a systemic problem, then such Party shall implement a remedial plan with respect thereto, and (iii) if following either or both of the foregoing (i) or (ii), such Party does not cure the applicable breach, then the other Party may terminate this Agreement [***] written notice to the breaching Party.

Article 10
INDEMNITY

10.1 Indemnification of the Company. Subject to Section 10.3, Licensor shall indemnify the Company, its Affiliates and its or their respective directors, officers, employees and agents (the “Company Indemnitees”) and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) resulting from any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) against a Company Indemnitee arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by Licensor; (b) the fraud, gross negligence or willful misconduct on the part of Licensor or its Affiliates or its or their Sublicensees, subcontractors, distributors or its or their respective directors, officers, employees or agents in performing its or their obligations or exercising its or their rights under this Agreement; or (c) the Exploitation by or on behalf of Licensor or any of its Affiliates or its or their Sublicensees, subcontractors or distributors of the Licensed Compound or Licensed Products, including prior to the Effective Date and during the Term in the Retained Territory, or after the effective date of termination of this Agreement, except, in each case, to the extent such Losses arise from or occur as a result of an act, omission or event described in clause (a) through (c) of Section 10.2 for which Company is obligated to indemnify the Licensor Indemnitees.

10.2 Indemnification of Licensor. Subject to Section 10.3, the Company shall indemnify Licensor, its Affiliates, its or their respective directors, officers, employees and agents (the “Licensor Indemnitees”) and defend and hold each of them harmless, from and against any and all Losses resulting from any and all Third Party Claims against a Licensor Indemnitee arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by the Company; (b) the fraud, gross negligence or willful misconduct on the part of the Company or its Affiliates or its or their Sublicensees, subcontractors, distributors or its or their respective directors, officers, employees or agents in performing its or their obligations or exercising its or their rights under this Agreement; or (c) the Exploitation by or on behalf of the Company or any of its Affiliates or its or their Sublicensees, subcontractors or distributors of the Licensed Compound or Licensed Products during the Term in the Licensed Territory, except, in each case, to the extent such Losses arise from or occur as a result of an act, omission or event described in clause (a) through (c) of Section 10.1, for which Licensor is obligated to indemnify the Company Indemnitees.

10.3 Indemnification Procedures.

(a) Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their Sublicensees or its or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 10, but in no event shall the indemnifying Party be liable for any Losses that result solely from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim for indemnification and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(b) Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel reasonably selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 10.3(c), the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense, or settlement of the Third Party Claim unless and only to the extent specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend, or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable and documented costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

(c) Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the payment therefor has been specifically authorized in writing by the indemnifying Party, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (iii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.3(b) (in which case the Indemnified Party shall control the defense).

(d) Settlement. If the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.3(b), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss (each, a “Compromise”) where any Losses relating solely to the payment of money damages; provided that if a Compromise (i) commits the Indemnified Party to take, or forbear to take, any action, (ii) involves equitable or other non-monetary relief, or (iii) includes admission of liability in respect of any Third Party Claim, then the indemnifying Party shall have the right to enter a Compromise only if it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not enter any Compromise without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.

(f) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim of indemnification shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to prompt refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

10.4 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT THAT NOTHING IN THIS Section 10.4 WILL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS Article 10; (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF A PARTY’S OBLIGATIONS UNDER Article 8; OR (C) DAMAGES AVAILABLE FOR A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.5 Insurance. Each Party shall have and maintain such types and amounts of insurance as is (a) normal and customary in the pharmaceutical industry generally for parties similarly situated, and (b) otherwise required by Applicable Law. Upon first request by a Party, the other Party shall provide to the requesting Party evidence of its insurance coverage. Each Party shall maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of [***] following termination or expiration of this Agreement in its entirety.

Article 11
TERM AND TERMINATION

11.1 Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in full force and effect until the date of expiration of all payment obligations for each Licensed Product (such period, the “Term”). Upon the expiration of all payment obligations for a Licensed Product in a country in the Licensed Territory, the licenses granted to the Company under Section 2.1 with respect to the Exploitation and Manufacture of such Licensed Product in such country will automatically become fully paid-up, perpetual, irrevocable, and royalty-free.

11.2 Termination.

(a) Material Breach.

(i) In the event that either Party (the “Breaching Party”) shall be in material breach in the performance of any of its material obligations under this Agreement (a “Material Breach”), in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the Material Breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the Material Breach specified in the Termination Notice during the Notice Period (or, if such Material Breach cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such Material Breach within the Notice Period and thereafter diligently continues such actions); provided further that, if the Material Breach and the subsequent failure to cure is with respect to one or more Regions in the Licensed Territory, but not all Regions in the Licensed Territory, then Licensor shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to the Region in which such Material Breach and failure to cure occurred, and this Agreement shall remain in full force and effect with respect to all other countries in the Licensed Territory.

(ii) For the avoidance of doubt and without limiting the circumstances where a Material Breach may occur with respect to the Company (as a Breaching Party), a Material Breach is deemed to have occurred to the Company if the Company fails to pay the Licensor any undisputed amount which is payable to the Licensor under this Agreement that has fallen due or if it has been established that the Company has materially breached its obligation under Section 3.1(i) or Section 4.2.

(iii) If the Breaching Party disputes in good faith the existence or materiality of a Material Breach or whether such Material Breach has been cured, then the issue of whether the Non-Breaching Party may properly terminate this Agreement on expiration of the applicable Notice Period as provided under Section 11.2(a) (a “Material Breach Dispute”) will be resolved in accordance with Section 12.7(c). If as a result of such Material Breach Dispute resolution process, it is determined that the Breaching Party committed a Material Breach and the Breaching Party does not cure such Material Breach within [***] (the “Additional Cure Period”), then such termination will be effective as of the expiration of the Additional Cure Period. This

Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the Notice Period set forth in Section 11.2(a) and any Additional Cure Period, in each case, will be tolled during any such dispute resolution proceeding, such proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the Breaching Party did not commit such Material Breach (or such Material Breach was cured in accordance with Section 11.2(a)(i) or (iii)), then no termination will be effective, and this Agreement will continue in full force and effect.

(b) Termination for Challenge of Licensed Patents. If the Company or any of its Affiliates commences, or voluntarily assists any Sublicensee or Third Party in commencing, any legal or administrative proceeding that challenges the validity or enforceability of any Licensed Patent (a “Patent Challenge”), then Licensor shall have the right to terminate this Agreement upon [***] prior written notice, unless such Patent Challenge is withdrawn, dismissed or otherwise abandoned during [***] period.

(c) Termination by Company. Company may terminate this Agreement in its entirety or on a Region-by-Region basis, for any or no reason, upon [***] prior written notice to Licensor.

(d) Termination for Insolvency. In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not stayed or discharged within [***], (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not stayed or discharged within [***] or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

11.3 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by the Company or Licensor are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) or any analogous provisions in any other country (or jurisdiction), licenses of right to “intellectual property” as defined under Section 101 of the Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Code or any analogous provisions.

11.4 Consequences of Termination. In the event of a termination of this Agreement in its entirety or on a Region-by-Region basis:

(a) subject to Section 11.4(c), all rights and licenses with respect to the Terminated Territory granted by Licensor to the Company hereunder, and if the Agreement is terminated in its entirety, all rights and licenses granted by Licensor to the Company with respect to the Retained Territory, shall immediately terminate;

(b) subject to Section 11.4(c), the Company shall not, and shall not permit any of its Affiliates or any of its and their Sublicensees or Distributors to, distribute, market, promote, offer for sale or sell any Licensed Product directly or indirectly to any Person for commercial use in the Terminated Territory;

(c) notwithstanding the termination of this Agreement, the Company shall have the right for [***] to wind down its activities in connection with the Licensed Products in the Terminated Territory, as though this Agreement had not terminated and such activities shall be licensed for such [***] period and shall not constitute infringement of any of Licensor’s or its Affiliates’ Patents or other Intellectual Property rights. For the avoidance of doubt, any sale pursuant to such activities shall be Net Sales and subject to Article 6;

(d) the Company shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, assign to Licensor all of its right, title and interest (if any) in and to all Dossiers and Regulatory Materials (including any Regulatory Approvals) specifically related to the Licensed Compound or any Licensed Product in the Terminated Territory. To the extent that the Company is unable to assign to Licensor any of the foregoing, the Company shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, grant Licensor an exclusive, perpetual right of reference, with the right to grant multiple tiers of further rights of reference, in and to all Regulatory Materials (including any Regulatory Approvals) specifically related to the Licensed Compound or any Licensed Product in the Terminated Territory to enable Licensor to Exploit the Licensed Compound or any Licensed Product in the Terminated Territory;

(e) the Company shall disclose promptly to Licensor in writing any agreements with a Third Party specifically relating to the Licensed Compound or any Licensed Product in the Terminated Territory, and at Licensor’s written request, the Company shall, and shall cause its Affiliates and its and their Sublicensees to, (i) assign to Licensor or its designee all such agreements that solely relate to the Licensed Compound or any Licensed Product in the Terminated Territory, and (ii) with respect to any other such agreements, provide such assistance as reasonably requested by Licensor to enter into agreements on substantially the same terms with the applicable counterparty;

(f) effective upon the effective date of termination of this Agreement, the Company hereby grants to Licensor an exclusive, fully paid-up, royalty-free license (with the right to grant sublicenses through multiple tiers) under the Reversion IP for Licensor (i) to Exploit and Manufacture the Licensed Compound and Licensed Products in the Field in the Terminated Territory, or (ii) if the Agreement is terminated as a whole by the Company, to Exploit and Manufacture the Licensed Compound and Licensed Products in the Field in the Licensed Territory;

(g) [***]; and

(h) notwithstanding the foregoing, in no event will Company be obligated to assign or otherwise grant to Licensor any rights in or to any Other Product or provide to Licensor any information or materials directed to any Other Product.

11.5 Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

11.6 Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Terms of any Ancillary Agreement will survive termination or expiration as set forth therein. Section 7.3 will survive the expiration of this Agreement, but will not survive in the case of termination. Without limiting the foregoing, the following terms of this Agreement shall survive the termination or expiration of this Agreement for any reason for the period set forth therein, or indefinitely if no period of time is specified: Article 1 (Definitions); 2.2 (License Grants to the Licensor), except [***]; Section 3.1(g) (Development Records); Section 3.2(c) (Right of Reference); Article 6 (Financial Terms) but only in respect of payments accrued during the Term but unpaid as of expiration or termination or during any applicable wind-down period under Section 11.4(c) (Consequences of Termination); Section 6.12 (Financial Records); Section 6.13 (Audits); Section 7.1 (Ownership of Intellectual Property); Section 7.3(d) (Collaboration) and Section 7.3(e) (Expenses and Recoveries), solely with respect to any pending enforcement action initiated during the Term under Section 7.3 (Enforcement); Section 9.4(a) (Mutual Covenants) solely to the extent required by the Data Protection Laws; Section 9.5 (Disclaimer of Warranties); Article 10 (Indemnity); Article 8 (Confidentiality; Press Release); Section 11.4 (Consequences of Termination); Section 11.5 (Remedies); Section 11.6 (Accrued Rights; Surviving Obligations); and Article 12 (Miscellaneous).

Article 12
MISCELLANEOUS

12.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, general strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), or acts, orders, omissions or delays in acting by any Governmental Authority (except to the extent such delay results solely from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (“Force Majeure”). The non-performing Party shall notify the other Party of such Force Majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken by the non-performing Party to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

12.2 Export Control. This Agreement is made subject to Export Control Laws. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority in accordance with Applicable Law (including Export Control Laws). Each Party further agrees that, except as permitted by applicable government license or authorization, in performance of its obligations under the Agreement, it shall not engage in any direct or indirect transactions or dealings with any country or territory that is the subject of an embargo by the U.S. government (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine) (collectively, the “Embargoed Countries”), any person that is located in, acting on behalf of, or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country, or any person identified on, or 50% or more owned or otherwise controlled by persons identified on, any list of prohibited parties maintained by the government of the United States or other applicable jurisdiction (“Prohibited Party Lists”), including, but not limited to, the Specially Designated Nationals and Blocked Persons List or Foreign Sanctions Evaders List, which are maintained by the Office of Foreign Assets Control of the U.S. Treasury Department, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department.

12.3 Assignment. Neither Party may sell, transfer, assign or otherwise dispose of (for the purposes of this Section 12.3, “Assign”) any of its rights, title and interest under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, except that each Party shall have the right, without such consent, to Assign all of its rights, title and interest under this Agreement, concurrently with the delegation of all of its obligations hereunder (a “Permitted Assignment”) to (a) any of its Affiliates; or (b) any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business of such Party to which this Agreement relates; provided that, in each case of sub-section (a) or (b) above, the proposed successor in interest or assignee of the Party shall have at least a comparable level of expertise, resources and capabilities as such Party at the time of the proposed Assignment; provided further that such Party shall provide prior written notice to the other Party no later [***], together with an acknowledgement and undertaking in writing of the proposed successor in interest or assignee of such Party that it will assume all of such Party’s obligations hereunder upon consummation of the Permitted Assignment. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement. All such validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all such validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 12.3 shall be void and of no effect.

12.4 Performance by Affiliates. Notwithstanding any provision to the contrary set forth in this Agreement, each Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate; provided that such Party will be and remain responsible and liable for the prompt payment and performance of such obligations. Each Party hereby guarantees the performance by any Affiliates of such Party’s obligations under this Agreement and will cause any such performing Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s

Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.5 Severability. If one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable in any situation in any jurisdiction, such holding will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision will be considered severed from this Agreement solely for purposes of such situation and solely in such jurisdiction. If the final judgment of a court of competent jurisdiction holds that any term or provision hereof is void, invalid or unenforceable, the Parties agree to: (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good faith effort to replace any void, invalid or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

12.7 Dispute Resolution.

(a) Disputes; Jurisdiction and Venue. Except as provided in Section 5.4(c) or Section 12.11 or with respect to an Expert Determination Matter, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such Dispute to its respective Executive Officer for attempted resolution by good faith negotiations during a period of [***]. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve any such Dispute within such [***] period, upon written notice to the other Party, either Party shall be free to institute arbitration whereby the Parties consent to the [***] then in effect (“Arbitration Rules”). The Arbitration Rules are deemed to be incorporated by reference into this provision and may be amended by the rest of this provision. The seat of the arbitration shall be New York, New York. The arbitration tribunal shall consist of [***] (the “Tribunal”). The language to be used in the arbitral proceedings shall be English. Any arbitration award shall also be given in English. The Tribunal will be required to render the decision in writing and to comply with, and the award will be limited by, any express provisions of this Agreement relating to damages or the limitation thereof. Any award of the Tribunal shall be final and binding upon the Parties. The Parties undertake to carry out each and every arbitral award without delay. Each Party shall bear its own attorneys’ fees and costs, and other costs arising out of the arbitration, and shall pay an equal share of arbitration administrative fees and Tribunal member fees and costs; provided, however, that the Tribunal, in its award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees and costs, and other costs arising out of the arbitration, arbitration administrative fees and Tribunal member fees and costs.

(b) Equitable Relief. Nothing in this Section 12.7 shall be construed as preventing a Party from seeking interim relief from any court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any proceeding if necessary to protect the interests of such Party or to preserve the status quo pending the proceeding.

(c) Material Breach Dispute. In the event of a Material Breach Dispute, then such Party shall have the right to refer such Dispute to expedited arbitration under the Arbitration Rules by written notice to the other Party to the extent that such expedited arbitration is available under the Arbitration Rules.

(d) Confidentiality. The Parties agree that all negotiations and the arbitration will be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The Parties further agree that the arbitration shall be kept confidential and that the existence of the arbitration proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the Tribunal, [***], the Parties, their counsel, accountants and auditors, insurers and re-insurers, and any person or entity necessary to the conduct of the proceeding. The confidentiality obligations in this Section 12.7(d) shall not apply (i) if disclosure is required by Applicable Law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the arbitration award.

12.8 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder shall be in writing, in English, and shall be deemed to have been duly given only if delivered personally, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

Company	To:	With a copy to (which shall not constitute effective notice):
	Vor Biopharma Inc. [***] Attn: Jean-Paul Kress, M.D. [***]	Vor Biopharma Inc. [***] Attn: Sandy Mahatme [***] Brown Rudnick LLP 1900 N Street NW 4th Floor Washington, D.C. 20036 Attn: Elizabeth Parsons Email: eparsons@brownrudnick.com

Licensor	To:	With a copy to (which shall not constitute effective notice):
	RemeGen Co., Ltd. 58 Middle Beijing Road Yantai Pilot Free Trade Zone, Yantai, Shandong Province, China 264006 Attn: CEO Email: [***]	RemeGen Biosciences, Inc. [***] Attn: VP of International Legal Affairs [***] Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 Attn: Lila Hope Email: lhope@cooley.com or to such other address as the addressee shall have last furnished in writing in accordance with this provision. All notices shall be deemed effective upon receipt by the addressee.

12.9 Entire Agreement; Amendments. This Agreement, together with the Ancillary Agreements and the Schedules and Exhibits attached hereto and thereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

12.10 English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in the English language unless expressly stated otherwise herein. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. It is agreed that any Patent information to be provided by Licensor to the Company hereunder may be in the original language and the Company shall bear the costs of translation.

12.11 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 7 and Article 8 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction non-monetary (but not monetary) injunctive relief, whether preliminary or permanent and specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both

Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 12.11 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

12.12 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.13 Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.14 No Benefit to Third Parties. Except as provided in Article 10, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

12.15 Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and the Company, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither Licensor, on the one hand, nor the Company, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

12.16 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto (subject to any restrictions on such amendments, replacements or supplements set forth herein).

12.17 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limitation and without limiting the generality of any description preceding such term. Except where the context otherwise requires, (a) the word “will” will be construed to have the same meaning and effect as the word “shall,” (b) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (e) provisions that require that a Party or the Parties “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), and (f) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

12.18 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

RemeGen Co., Ltd.		Vor Biopharma Inc.
By:	/s/ Jianmin Fang	By:	/s/ Robert Ang
Name:	Jianmin Fang, Ph.D.	Name:	Robert Ang
Title:	CEO	Title:	Chief Executive Officer

[Signature Page to License Agreement]